UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RENTECH, INC.

(Name of Registrant as Specified In Its Chapter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction.
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

April 28, 2016

Dear Shareholder:

We are pleased to invite you to the 2016 Annual Meeting of Shareholders of Rentech, Inc., to be held on June 17, 2016, at 8:30 a.m., Eastern Time, at the Grand Hyatt Washington, 1000 H St. NW, Washington, D.C., 20001.

The matters to be considered and voted upon at the Annual Meeting are described in the Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to provide access to our 2016 Annual Meeting materials, which include the accompanying Proxy Statement and our 2015 Annual Report on Form 10-K, over the Internet in lieu of mailing printed copies. On or about April 28, 2016, we will begin mailing to our shareholders of record as of the close of business on April 26, 2016 a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the 2016 Annual Meeting materials over the Internet and vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

It is very important that your shares be represented and voted at the Annual Meeting. Please read the attached Proxy Statement and vote your shares as soon as possible.

Thank you for your continued support of Rentech.

Keith B. Forman

Chief Executive Officer and President

RENTECH, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 17, 2016

You are cordially invited to attend the annual meeting of shareholders of Rentech, Inc.

Time and Date:	8:30 a.m. EDT on June 17, 2016. Check-in will begin at 7:30 a.m. EDT and you should allow ample time for the check-in procedures.

Place:	Grand Hyatt Washington, 1000 H St. NW, Washington, D.C., 20001

Items of Business:	(1) To elect two directors for terms of three years each;

(2) To ratify the selection of PricewaterhouseCoopers LLP as Rentech’s independent registered public accounting firm; and

(3) To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a Rentech shareholder as of the close of business on April 26, 2016 (the “Record Date”).

Meeting Admission:	You are entitled to attend the annual meeting only if you were a Rentech shareholder as of the close of business on the Record Date or hold a valid proxy for the annual meeting, or are a guest of the Company. You should be prepared to present photo identification for admittance. If you are a registered shareholder, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on the Record Date for voting. Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on the Record Date. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Internet Access to Proxy Materials:	Under rules adopted by the Securities and Exchange Commission, we are providing access to our 2016 Annual Meeting materials, which include the accompanying Proxy Statement and our 2015 Annual Report on Form 10-K, over the Internet in lieu of mailing printed copies. We will begin mailing, on or about April 28, 2016, a “Notice of Internet Availability of Proxy Materials” (which is different than this Notice of Annual Meeting of Shareholders) to our shareholders of record as of the Record Date. The Notice of Internet Availability of Proxy Materials will contain instructions on how to access and review the 2016 Annual Meeting materials over the Internet and vote online. The Notice of Internet Availability of Proxy Materials also will contain instructions on how you can request a printed copy of the 2016 Annual Meeting materials, including a proxy card.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 16, 2016. Internet and telephone voting are available 24 hours per day. If you vote via Internet or telephone, you do not need to return a proxy card. You are invited to attend the meeting; however, to ensure your representation at the meeting, you are urged to vote via the Internet or telephone, or mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder of record attending the meeting may vote in person even if he or she has voted via the Internet or telephone, or returned a proxy card.

Los Angeles, California

Date: April 28, 2016

By Order of the Board of Directors,

Colin M. Morris

Secretary

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2016

RENTECH, INC.

10877 Wilshire Blvd., 10th Floor

Los Angeles, California 90024

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 17, 2016

Questions and Answers about the Proxy Materials and Annual Meeting

Q:	Why am I receiving these materials?

A:	This proxy statement (this “Proxy Statement”), together with our Annual Report on Form 10-K for the year ended December 31, 2015 (our “Annual Report”), is being made available to shareholders commencing on or about April 28, 2016 in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Rentech, Inc. (the “Company” or “Rentech”) of proxies for use at the 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof (the “Annual Meeting”) to be held at the Grand Hyatt Washington, 1000 H St. NW, Washington, D.C., 20001 on Friday, June 17, 2016, at 8:30 a.m., Eastern Time, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders.

Q:	Will I be receiving printed copies of the 2016 Annual Meeting materials?

A:	You will not receive printed copies unless you request them by following the instructions in the “Notice of Internet Availability of Proxy Materials” (the “Notice”) that you will receive in the mail. The Notice is different than the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. We will begin mailing the Notice to shareholders of record, as of the Record Date, on or about April 28, 2016.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our 2016 Annual Meeting materials, which include this Proxy Statement and our Annual Report, over the Internet in lieu of mailing printed copies. The Notice will contain instructions on how to access and review the 2016 Annual Meeting materials over the Internet and vote online. This electronic access process is designed to expedite shareholders’ receipt of materials, lower the cost of the Annual Meeting and help conserve natural resources. The Company encourages you to take advantage of the availability of the proxy materials on the Internet.

The Notice also will contain instructions on how you can request a printed copy of the 2016 Annual Meeting materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed copy in paper or via e-mail of the 2016 Annual Meeting materials and materials for future proxy solicitations. Your request to receive materials in paper or via e-mail will remain in effect until you terminate it.

Q:	I share an address with another shareholder, and we received only one copy of the Notice. How may I obtain a separate copy of the Notice?

A:	The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company may deliver a single copy of the Notice to shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. All shareholders have the ability to access the 2016 Annual Meeting materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice, please submit your request to:

Rentech, Inc.

Attn: Investor Relations

10877 Wilshire Blvd., 10th Floor

Los Angeles, California 90024

Similarly, if you share an address with another shareholder and received multiple copies of the Notice, you may write us at the above address to make arrangements to receive a single copy of the Notice at the shared address in the future.

In addition, if you share the same address with another shareholder and request a printed copy of the 2016 Annual Meeting materials, you may write us at the above address to request that a separate copy of the 2016 Annual Meeting materials be delivered to each shareholder at the shared address.

RENTECH, INC.  ï  2016 Proxy Statement    1

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2016

Shareholders who hold shares in an account at a brokerage firm, bank or similar organization may contact their brokerage firm, bank or other similar organization to request information about householding.

Q:	What does it mean if I get more than one Notice?

A:	If your shares are registered differently and are in more than one account, you may receive more than one Notice. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the 2016 Annual Meeting materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting your broker or our transfer agent at:

Computershare Trust Company, N.A.

PO Box 30170

College Station, TX 77842-3170

Telephone within USA, US territories &

Canada: 800-962-4284

Telephone outside USA, US territories &

Canada: 781-575-3120

Q:	How can I get electronic access to the 2016 Annual Meeting materials?

A:	The Notice will provide you with instructions regarding how to view the 2016 Annual Meeting materials on the Internet.

This Proxy Statement and our Annual Report are also available without charge on the Corporate Governance section of our website at http://www.rentechinc.com. By referring to our website, we do not incorporate the website or any portion of the website by reference into this Proxy Statement.

Q:	How may I obtain a copy of the Company’s 2015 Annual Report on Form 10-K?

A:	Our Annual Report will be made available over the Internet as set forth in the Notice. You may also request, without charge, a paper or e-mail copy of the Annual Report by following the instructions in the Notice. In addition, you may obtain, without charge, a copy of the Annual Report on the Corporate Governance section of our website at http://www.rentechinc.com or by contacting our principal executive offices at 10877 Wilshire Boulevard, 10th Floor,
Los Angeles, California 90024, Attention: Investor Relations. By referring to our website, we do not incorporate the website or any portion of the website by reference into this Proxy Statement. Our Annual Report is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	What items will be voted on at the Annual Meeting?

A: (1)	To elect two directors for terms of three years each. This proposal is referred to as “Proposal 1”

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Rentech’s independent registered public accounting firm (the “Auditor Ratification Proposal”). This proposal is also referred to as “Proposal 2.”

(3)	Such other business as may properly come before the Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the election of each of Edward M. Stern and John A. Williams to the Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified, or such director’s earlier death, resignation or removal. The Board also recommends a vote FOR the ratification of Pricewaterhouse Coopers LLP as our independent registered accounting firm for the year ending December 31, 2016.

Q:	Who is entitled to vote?

A:	Only holders of record of common stock of the Company (the “Common Stock”) as of the close of business on April 26, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank or similar organization, that organization is considered the record holder for purposes of voting at the Annual Meeting and will provide you with instructions on how to direct that organization to vote your shares. See “What if my shares are held in an account at a brokerage firm, bank or similar organization?” below.

Q:	How many shares can I vote?

A:	As of the Record Date, 23,042,798 shares of Common Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each record holder of Common Stock is entitled to one vote for each share held on each matter submitted to a vote at the meeting. Cumulative voting is not allowed.

2    RENTECH, INC.  ï  2016 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2016

Q:	How do I vote?

A:	There are four ways to vote:

•	Voting in Person. To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. If your shares are held in an account at a brokerage firm, bank or similar organization, you must present a signed proxy from that organization in order to be able to vote at the Annual Meeting.

•	Voting by Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice.

•	Voting by Telephone. If you requested a printed copy of the 2016 Annual Meeting materials, you may vote by proxy by calling the toll free number found on the proxy card or voting instruction form, as applicable.

•	Voting by Mail. If you requested a printed copy of the 2016 Annual Meeting materials, you may vote by proxy by mail by following the instructions on the proxy card or voting instruction form, as applicable.

If no specific instructions are given for a matter to be voted upon, the holders of the proxy cards will vote the shares covered by proxies received by them (i) FOR the election of each of Edward M. Stern and John A. Williams to the Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified, or such director’s earlier death, resignation or removal and (ii) FOR the ratification of Pricewaterhouse Coopers LLP as our independent registered accounting firm for the year ending December 31, 2016.

Q:	Can I mark my votes on the Notice and send it back to the Company or my broker?

A:	No. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to the Company or your broker, your vote will not count.

Q:	Can I change my vote after I have voted?

A:

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again by proxy as described above (only your latest, properly completed proxy submitted, whether by mail, telephone or the Internet, prior to the Annual Meeting will be counted) or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked by delivering to the Company’s Secretary at 10877 Wilshire Blvd., 10th Floor,

Los Angeles, CA 90024 a written notice of revocation prior to the Annual Meeting.

Q:	What if my shares are held in an account at a brokerage firm, bank or similar organization?

A:	If your shares are held in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the record holder for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account, and that organization will provide you with instructions on how to do so. If you requested a printed copy of the 2016 Annual Meeting materials, you will receive a voting instruction form from your brokerage firm, bank or similar organization instead of a proxy card, and you should follow the instructions on the voting instruction form.

If you do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ Stock Market (“NASDAQ”) in effect as of the date of this Proxy Statement, that organization generally may vote on routine matters but cannot vote on non-routine matters. Non-routine matters include Proposal 1. Proposal 2 is a routine matter under NASDAQ rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of elections that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote will have the effects described under “What is a quorum?” and “What is required to approve each proposal?” below.

Q:	What is a quorum?

A:	A quorum must have been established in order to consider any matter. A quorum for the items of business at the Annual Meeting requires the presence, in person or by proxy, of the holders of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. Broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	What is required to approve each proposal?

A:	For Proposal 1, directors are elected by a plurality of votes cast. Therefore, the two candidates for director receiving the most votes will become directors of the Company. Shareholders may not cumulate their votes. Any broker non-votes and any proxies marked “Withhold” with respect to the election of one or more directors will not count as “votes cast” with respect to the director or directors indicated and therefore will be disregarded for purposes of determining the outcome of this proposal.

RENTECH, INC.  ï  2016 Proxy Statement    3

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2016

Proposal 2, the Auditor Ratification Proposal, requires the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Any abstentions with respect to this proposal will count as votes against this proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy or your authenticated Internet or telephone proxy will give authority to each of Keith B. Forman, our Chief Executive Officer and President, Jeffrey R. Spain, our Senior Vice President and Chief Financial Officer, and Colin M. Morris, our Senior Vice President, General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders, the written proposal must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices no later than December 28, 2016, which is 120 days prior to the one-year anniversary of the date of this proxy statement, in order to be eligible for inclusion in our proxy statement and form of proxy. However, if the date of the 2017 Annual Meeting of Shareholders is moved more than 30 days before or after the anniversary date of the 2016 Annual Meeting of Shareholders, the deadline for inclusion of proposals in our proxy statement instead will be a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Rentech, Inc.

Attn: Secretary

10877 Wilshire Blvd., 10th Floor

Los Angeles, California 90024

Under our bylaws, for business properly to be brought before the annual meeting of shareholders held in 2017, a shareholder must have given timely notice in proper written form to our Secretary at the address set forth on the first page of this Proxy Statement in accordance with the then current provisions of our bylaws. Our bylaws currently require that such notice be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (i.e., no earlier than March 19, 2017 and no later than April 18, 2017). If, however, we advance the date of the next annual meeting by more than 30 days or delay such date by more than 60 days, notice by the shareholder must be given not earlier than the close of business on the 90th day in advance of such meeting and not after the later of (i) the close of business on the 60th day prior to such meeting, or (ii) the tenth day following the first public announcement of the date of such meeting.

Nomination of Director Candidates: Shareholders may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the Secretary. For additional information regarding shareholder recommendations for director candidates, see “Election of Directors (Proxy Item 1)—Nominating and Corporate Governance Committee and Shareholder Communications.”

Under our bylaws, for a shareholder to nominate a director for election at the 2017 Annual Meeting of Shareholders, a shareholder must have given timely notice in proper written form to our Secretary at the address set forth on the first page of this Proxy Statement in accordance with the then current provisions of our bylaws. Our bylaws currently require that such notice be delivered to or mailed and received at our principal executive offices not later than December 31, 2016. In addition, the shareholder must also provide the director nomination information required by our bylaws.

Copy of Bylaw Provisions: You may contact the Company’s Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Q:	How is the Company soliciting proxies for the Annual Meeting?

A:	This solicitation is made via the Internet on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, mail, facsimile or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to shareholders.

4    RENTECH, INC.  ï  2016 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2016

Q:	How can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our Current Report on Form 8-K within four business days after the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:	Shareholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

Rentech, Inc.

Attention: Secretary

10877 Wilshire Blvd., 10th Floor

Los Angeles, CA 90024

Our corporate secretary will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any shareholder or other interested party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

RENTECH, INC.  ï  2016 Proxy Statement    5

PROXY ITEM 1 ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

(Proxy Item 1)

There are currently eight positions on the Board. The Board currently is divided into three classes, two of which currently consists of two director positions and one of which currently consists of four director positions. The directors in each class are elected for three years and until the election and qualification of their successors.

Messrs. Edward M. Stern and John A. Williams have been nominated for election as directors for a term of three years each and until their successors have qualified and are elected. The nominees are presently members of the Board and were elected at the 2013 annual meeting of shareholders. All other members of the Board will continue in office until the expiration of their respective terms at the 2017 or 2018 annual meetings of shareholders.

If your vote is properly submitted, it will be voted for the election of the nominees named above, unless contrary instructions are specified. Each nominee has consented to serve if elected. Although the Board has no reason to believe that any of the nominees will be unable to serve as a director, should that occur, the persons appointed as proxies in the accompanying proxy card will vote, unless the number of nominees or directors is reduced by the Board, for such other nominee or nominees as the Nominating and Corporate Governance Committee of the Board may propose and the Board approves.

Information Regarding Nominees for Election:

Edward M. Stern,

Director, Age 57—

Mr. Stern was appointed as a director of Rentech in December 2006 and he currently serves as chairperson of the Compensation Committee. He also serves on the Finance Committee and Nominating and Corporate Governance Committee of our Board. Mr. Stern is the President and Chief Executive Officer of PowerBridge, LLC, or PowerBridge, the leading developer of non-utility, privately financed electric transmission systems in the U.S. PowerBridge has developed, financed, constructed and now operates more than 1300 megawatts of transmission capacity, with a total investment in excess of $1.5 billion. PowerBridge has recently completed the development and construction of a natural gas line and is currently developing several billion dollars of new electric transmission facilities. Mr. Stern has nearly 30 years of experience leading the successful development, financing and operation of major energy and infrastructure projects. Under Mr. Stern’s guidance, PowerBridge developed and built the Neptune Regional Transmission System, completed in 2007, and the Hudson Transmission Project, completed in 2013. Both the Neptune Regional Transmission System and the Hudson Transmission Project are 660 megawatt HVDC underwater and underground electric transmission systems, managed by PowerBridge, that interconnect the PJM energy grid in New Jersey with power grids in New York. Both projects were completed on budget and ahead of schedule. From 1991 through 2004, Mr. Stern was employed by Enel North America, Inc., the North American subsidiary of the Italian electric utility, Enel SpA, and its predecessor, CHI Energy, Inc., an energy company specializing in renewable energy technologies including hydroelectric projects and wind farms. While at Enel North America, Inc. and CHI Energy, Inc., Mr. Stern served as General Counsel and, commencing in

1999, as President, Director and Chief Executive Officer. Prior to joining CHI, Mr. Stern was a vice president with BayBanks, Inc., a Boston-based $10 billion financial services organization, where for six years he specialized in energy project finance, real estate restructurings and asset management. Mr. Stern also currently serves on the boards of CAN Capital, Inc., a financial services company, and Deepwater Wind Holdings, LLC, a developer of offshore wind projects and serves on the Advisory Board of Starwood Energy Group Global, LLC, a private equity firm specializing in energy and infrastructure investments. Mr. Stern received B.A., J.D. and M.B.A. degrees from Boston University. He is a member of the Massachusetts Bar and the Federal Energy Bar. Our Board has determined that Mr. Stern brings to our Board significant management and legal experience at energy companies, including substantial project development experience, and his directorial and governance experience as a director at numerous companies, and therefore he should serve on our Board.

John A. Williams,

Director, Age 73—

Mr. Williams was appointed as a director of Rentech in November 2009 and he currently serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Williams has over 40 years of business experience, principally in the real estate and banking industries. Since January 2004, Mr. Williams has served as the Chief Executive Officer, President and Managing Member of Corporate Holdings, LLC, a diversified holdings company, and since November 2004, he has served as Chief Executive Officer and Managing Member of Williams Realty Advisors, LLC, a real estate fund advisor to over $3 billion in

6    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

assets. Mr. Williams is currently Chairman and Chief Executive Officer of Preferred Apartment Communities, Inc., a real estate investment trust. In 1970, Mr. Williams founded Post Properties, Inc., a developer, owner and manager of upscale multifamily apartment communities in selected markets in the United States. Mr. Williams served as Chief Executive Officer of Post Properties from 1970 until 2002, and he served on its board from inception until 2004. Mr. Williams served as Chairman for Post Properties from inception until February 2003 and Chairman Emeritus from February 2003 until August

2004. Mr. Williams currently serves on the board of directors of the Atlanta Falcons of which he is also a minority owner. He previously served on a variety of boards of directors, including those of NationsBank Corporation, Barnett Banks, Inc. and Crawford & Company. Mr. Williams hold a B.S. degree in industrial management from Georgia Tech. Our Board has determined that Mr. Williams brings to our Board over 40 years of business experience and directorial and governance experience on boards of directors, and therefore he should serve on our Board.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF THE BOARD’S NOMINEES LISTED ABOVE.

Information Regarding Continuing Common Stock Directors with Terms Expiring in 2017

Michael S. Burke,

Director, Age 53—

Mr. Burke was appointed as a director of Rentech in March 2007. He serves as chair of the Audit Committee and is a member of the Compensation Committee of Rentech. Mr. Burke was appointed as a director of Rentech Nitrogen GP, LLC in July 2011 and was a member of the Audit Committee of Rentech Nitrogen GP, LLC, until his resignation from both positions on April 1, 2016. Mr. Burke is the Chairman and Chief Executive Officer of AECOM, a global provider of professional technical and management support services to government and commercial clients. Mr. Burke was appointed chairman of the board of AECOM on March 4, 2015. From October 1, 2011 through March 5, 2014, Mr. Burke served as President of AECOM. From December 2006 through September 2011, Mr. Burke served as Executive Vice President, Chief Financial Officer of AECOM. Mr. Burke joined AECOM as Senior Vice President, Corporate Strategy in October 2005. From 1990 to 2005, Mr. Burke was with the accounting firm, KPMG LLP, where he served in various senior leadership positions, most recently as a Western Area Managing Partner from 2002 to 2005. Mr. Burke also was a member of the board of directors of KPMG from 2000 through 2005. While on the board of directors of KPMG, Mr. Burke served as the Chairman of the Board Process and Governance Committee and a member of the Audit and Finance Committee. Mr. Burke also serves on the boards of directors of various charitable and community organizations. Mr. Burke received a B.S. degree in accounting from the University of Scranton and a J.D. degree from Southwestern University. Our Board has determined that Mr. Burke brings to our Board extensive accounting, financial and business experience, including experience as an executive officer of a public company, and therefore he should serve on our Board.

General (ret) Wesley K. Clark,

Director, Age 71—

General (ret) Wesley Clark was appointed as a director of Rentech in December 2010 and currently serves on the Audit Committee. General Clark is an active investment banker and strategic energy consultant in the oil, gas, biofuels, solar and wind industries in the United States, Europe, and Latin America. In 2003 General Clark founded his own strategic consulting firm, Wesley K. Clark and Associates, where he currently serves as Chairman and Chief Executive Officer. From 2000 to 2003 General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. He acts as a Senior Advisor to the Blackstone Group with a focus in the energy sector. General Clark currently and historically has served on several public and private company boards in the areas of energy, infrastructure and technology. He serves on the board of directors of the following publically traded companies: BNK Petroleum Inc., an energy company focused on the acquisition, exploration and production of large oil and gas reserves; Bankers Petroleum Ltd., a Canadian based oil and gas exploration and production company; Amaya Gaming, a Canadian company in the electronic gaming industry; Petromanas Energy, Inc., a Canadian based oil and gas exploration company; Root 9B Technologies, a business advisory and consulting firm; and The Grilled Cheese Truck, a food service company providing career opportunities for veterans. General Clark retired a four star general from the United States Army in 2000, as NATO Supreme Allied Commander, Europe, following a 38 year Army career. He is a recipient of numerous U.S. and foreign awards, including the Presidential Medal of Freedom and Honorary Knighthoods from The United Kingdom and Netherlands. He graduated first in his class from the United States Military Academy at West Point and attended Oxford University as a Rhodes Scholar earning degrees in philosophy, politics and economics. Our Board has determined that General Clark brings to our Board extensive

RENTECH, INC.  ï  2016 Proxy Statement    7

PROXY ITEM 1 ELECTION OF DIRECTORS

leadership experience, including having held high-ranking positions in the United States Army, and directorial and governance experience as a result of having served on boards of directors of numerous companies in the financial and energy sectors.

Kevin Rendino,

Director, Age 49—

In April 2016, Mr. Rendino was appointed to serve on our Board of Directors, and on the Finance Committee and Compensation Committee of the Board of Directors. Kevin Rendino has been the President and CEO of RGJ Capital, LLC, a fund focused on investing in securities that are undervalued relative to the future true worth of their underlying assets since December, 2012. Prior to this, Mr. Rendino served as Portfolio Manager and Managing Director at BlackRock, Inc., where he was head of the Basic Value Equity Group ($10 to $13 billion in assets), as well as being a member of BlackRock’s Leadership Committee until 2012. Mr. Rendino joined BlackRock in 2006, following its merger with Merrill Lynch Investment Managers. His career began with Merrill Lynch in 1988, where he held various roles, including Managing Director, Portfolio Manager and heading the Basic Value Group. A well-respected member of the investment community, Mr. Rendino has been a frequent contributor to CNBC, Bloomberg TV, Fox Business and other financial newspapers and magazines, including the New York Times and the Wall Street Journal. Since 2014, Mr. Rendino has been Board Chair of Partners for Health, a public charity based in Montclair, NJ. The Foundation’s focus areas include: hunger and homelessness; policy and environmental changes that promote healthy people in healthy places; aging in our communities and mental health. Partners for Health has awarded grants totaling more than $7 million to 60 organizations, congregations, school districts and municipalities. He joined the Board in 2011. Mr. Rendino received his BS in Finance with high honors from the Carroll School of Management at Boston College. Our Board has determined that Mr. Rendino brings to our Board financial and business experience and therefore he should serve on our Board.

Ronald M. Sega,

Director, Age 63—

Dr. Sega was appointed as a director of Rentech in December 2007 and serves as chairperson of the Nominating and Corporate Governance Committee. Currently Dr. Sega serves as Special Assistant to the Chancellor for Strategic Initiatives, Director, Systems Engineering Programs, and as

Woodward Professor of Systems Engineering at Colorado State University where he also holds the title of Professor Emeritus. From 2010 to 2013 he served as Vice President and Enterprise Executive for Energy and the Environment for both Colorado State University (CSU) and The Ohio State University (OSU), two Land-Grant universities engaged in efficient, sustainable development of practical products using natural resources (e.g. land/crops, forests, water, natural gas, etc.) through education, research and outreach. At CSU, he served as chair of the Sustainability, Energy, and Environment Advisory Committee. Dr. Sega also served as chair of the President’s and the Provost’s Council on Sustainability at OSU. Since 2008, Dr. Sega has served as a member of the board of directors of Woodward Inc., a public company that designs, manufactures and services energy control systems and components for aircraft and industrial engines and turbines. From August 2005 to August 2007, Dr. Sega served as Under Secretary for the U.S. Air Force. In that capacity, he oversaw the recruiting, training and equipping of approximately 700,000 people and a budget of approximately $110 billion and was the first senior energy official for the Air Force. Designated as the Department of Defense (DoD) Executive Agent for Space, Dr. Sega developed, coordinated and integrated plans and programs for all Department of Defense space major defense acquisition programs. From August 2001 until July 2005, Dr. Sega was Director of Defense Research and Engineering, Office of the Secretary of Defense, serving as the Chief Technology Officer for the DoD. Dr. Sega worked for NASA from 1990 until 1996 and made two shuttle flights during his career as an astronaut. He serves on several non-profit boards and committees: U.S. Space Foundation (board of directors), Alaska Aerospace Corporation (director), U.S. Chamber of Commerce Institute for 21st Century Energy (advisory committee), Air University (board of visitors), U.S. Army Science Board, National Research Council (NRC) Division on Engineering and Physical Sciences, Defense Science Board (Capability Surprise study member), Colorado Space Coalition (CSU representative) and Joint Institute for Strategic Energy Analysis (CSU representative). Dr. Sega received a B.S. in mathematics and physics from the United States Air Force Academy in 1974, a master of science degree in physics from The Ohio State University in 1975, and a doctorate in electrical engineering from the University of Colorado in 1982. Our Board has determined that Dr. Sega brings to our Board a strong background in sustainability, energy, environment, aerospace, technology research, and operations with significant experience in leadership positions, including those involving responsibility for large budgets, and therefore he should serve on our Board.

8    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Information Regarding Continuing Common Stock Directors with Terms Expiring in 2018

Keith B. Forman,

Chief Executive Officer, President and Director, Age 58—

Mr. Forman was appointed Chief Executive Officer, President and director of Rentech in December 2014. Mr. Forman was also appointed as the Chief Executive Officer and President of Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen Partners, L.P., in December 2014 and was appointed as a director of Rentech Nitrogen GP, LLC in connection with the initial public offering of Rentech Nitrogen Partners, L.P. in November 2011. In April 2016 Mr. Forman resigned from all positions held with Rentech Nitrogen Partners, L.P. and Rentech Nitrogen GP, LLC, and joined the Board of Directors of CVR GP, LLC the general partner of CVR Partners, L.P., a publically traded nitrogen fertilizer manufacturer. Since April 2007, Mr. Forman has been a director of Capital Product Partners L.P., a publicly traded shipping limited partnership specializing in the seaborne transportation of oil, refined oil products and chemicals. Mr. Forman also serves on the board of directors of Applied Consulting, Inc., a privately held consulting firm. Mr. Forman currently serves as the Chairman of its conflicts committee and is a member of its audit committee. Since May of 2011, Mr. Forman has served as a Senior Advisor to Industry Funds Management (IFM). IFM is an Australian based fund investing in infrastructure projects around the world including making investments in energy related infrastructure. From November 2007 until March 2010, Mr. Forman served as Partner and Chief Financial Officer of Crestwood Midstream Partners LP, a private investment partnership focused on making equity investments in the midstream energy market. From February 2005 to 2007, Mr. Forman was a member of the board of directors of Kayne Anderson Energy Development, a closed-end investment fund focused on making debt and equity investments in energy companies, and was a member of its audit committee. Mr. Forman was also a member of the board of directors of Energy Solutions International Ltd., a privately held supplier of oil and gas pipeline software management systems, from April 2004 to January 2009. From January 2004 to July 2005, Mr. Forman was Senior Vice President, Finance for El Paso Corporation, a provider of natural gas services. From January 1992 to December 2003, he served as Chief Financial Officer of GulfTerra Energy Partners L.P., a publicly traded master limited partnership, and was responsible for the financing activities of the partnership, including its commercial and investment banking relationships. Mr. Forman received a B.A. degree in economics and political science from Vanderbilt University. Our Board has determined that Mr. Forman brings to our Board accounting, financial and directorial experience, including extensive experience with master limited partnerships, and therefore he should serve our Board.

Halbert S. Washburn,

Director and Chairman of the Board, Age 56—

Mr. Washburn was appointed as a director of Rentech in December 2005, and has served as Chairman of the Board since June 2011. He also serves on the Compensation Committee and Finance Committee of our Board. From July 2011 until April 2015, Mr. Washburn served as a director of Rentech Nitrogen GP, LLC. Mr. Washburn has over 25 years of experience in the energy industry. Since April 2010, Mr. Washburn has been the Chief Executive Officer of BreitBurn GP, LLC, the general partner of BreitBurn Energy Partners LP. From August 2006 until April 2010, he was the co-Chief Executive Officer and served on the board of directors of BreitBurn GP, LLC. In December 2011, he was reappointed as a member of the board of directors of BreitBurn GP, LLC. He has served as the co-President and a director of BreitBurn Energy Corporation since 1988. He also has served as a co-Chief Executive Officer and a director for Pacific Coast Energy Holdings, LLC (formerly BreitBurn Energy Holdings, LLC) and as co-Chief Executive Officer and a director of PCEC (GP), LLC (formerly BEH (GP), LLC). Since September 2013, Mr. Washburn has served on the board of directors of Jones Energy, Inc., a publically traded oil and gas exploration and production company. Mr. Washburn previously served as Chairman on the Executive Committee of the board of directors of the California Independent Petroleum Association. He also served as Chairman of the Stanford University Petroleum Investments Committee and as Secretary and Chairman of the Wildcat Committee. Our Board has determined that Mr. Washburn brings to our Board knowledge of our business, extensive experience in the field of energy and with the MLP structure, including his service as an executive officer and director of several BreitBurn entities, and familiarity with start-up and public energy companies, and therefore he should serve on our Board.

RENTECH, INC.  ï  2016 Proxy Statement    9

PROXY ITEM 1 ELECTION OF DIRECTORS

Executive Officers

Information concerning the business experience of Mr. Forman, who serves as our President and Chief Executive Officer, is provided above.

Colin M. Morris,

Senior Vice President and General Counsel,

Age 43—

Mr. Morris has served as Senior Vice President and General Counsel of Rentech since October 2011. From June 2006 to October 2011, Mr. Morris served as Vice President and General Counsel. Mr. Morris practiced corporate and securities law at the Los Angeles office of Latham & Watkins LLP from June 2004 to May 2006. From September 2000 to May 2004, Mr. Morris practiced corporate and securities law in the Silicon Valley office of Wilson, Sonsini, Goodrich and Rosati. Prior to that Mr. Morris practiced corporate and securities law in the Silicon Valley office of Pillsbury Winthrop Shaw Pittman LLP. Mr. Morris received an A.B. degree in government from Georgetown University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law. From October 2011 to April 2016, Mr. Morris served as Senior Vice President, General Counsel and Secretary of Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen Partners, L.P., and from July 2011 to October 2011, Mr. Morris served as Vice President, General Counsel and Secretary.

Jeffrey R. Spain,

Chief Financial Officer, Age 50—

Mr. Spain was appointed Chief Financial Officer of Rentech in December 2015. Mr. Spain also served as the Chief Financial Officer of Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen Partners, L.P., from December 2015 to April 2016. Mr. Spain joined Rentech in 2011 as Senior Vice President of Finance and Accounting. In December 2014, Mr. Spain was appointed Senior Vice President of Finance,

Accounting & Administration for the Wood Fibre group. Mr. Spain’s experience spans over 20 years and includes investment banking and operations management and chief financial officer roles of high growth companies. Mr. Spain’s past employers include Credit Suisse First Boston, LeadPoint, Inc., eNutrition, Inc., and Kimberly-Clark Corporation. At LeadPoint, Inc., an internet performance marketing company funded by Redpoint Ventures, Mr. Spain served as its CFO from 2004 until joining Rentech in 2011. Mr. Spain received his Masters of Business Administration from the Anderson Graduate School of Management at UCLA and earned his Bachelor’s degree in finance from Southern Methodist University.

Joseph V. Herold,

Senior Vice President, Human Resources,

Age 59—

Mr. Herold has served as Senior Vice President of Human Resources of Rentech since December 2011. During the past 30 years, Mr. Herold has worked in the oil, chemical, aerospace and semiconductor industries, with leadership roles in operating sites, engineering design centers, sales & service offices and division & corporate headquarters. His experiences include leadership roles with Occidental Petroleum, AlliedSignal Aerospace, Robertshaw Controls and International Rectifier, where he held the position of VP, Global Human Resources. Mr. Herold is a graduate of Case Western Reserve University, an alumnus of the Human Resources Roundtable (HARRT) at UCLA’s Anderson School of Business and a member of the Advisory Board to the Master’s in Human Behavior program at USC. He has also served as a life skills trainer and mentor at Covenant House Los Angeles, and a member of the Training Advisory Board for Inroads LA.

10    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2016 by (i) all owners of record or those who are known to us to beneficially own more than 5% of the issued and outstanding shares of our common stock, (ii) each current director and named executive officer, or NEO, identified in the tables under “Compensation Discussion and Analysis,” and (iii) by all executive officers and directors as a group:

Directors and Named Executive Officers (1)(2)(3) Listed in alphabetical order	Amount and Nature of Beneficial Ownership (4)	Percentage of Class (5)
Michael S. Burke	48,127	*
General Wesley K. Clark	25,840	*
Keith B. Forman	32,762	*
Joseph V. Herold	8,503	*
Colin M. Morris	83,271	*
Kevin Rendino	0	*
Ronald M. Sega	44,637	*
Jeffrey R. Spain	33,496	*
Edward M. Stern	51,368	*
Halbert S. Washburn	44,747	*
John A. Williams	14,065	*
All directors and executive officers as a group (11 persons)	386,816	*

Beneficial Owners of More than 5%	Amount and Nature of Beneficial Ownership	Percentage of Class
Ariel Investments, LLC (6)	3,308,289	14.4
Lloyd I. Miller, III (7)	1,235,115	5.4

*	Less than 1%
(1)	Except as otherwise noted and subject to applicable community property laws, each shareholder has sole or shared voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Rentech, Inc., 10877 Wilshire Blvd., 10th Floor, Los Angeles, CA 90024.
(2)	If a person has the right to acquire shares of common stock subject to options, time-vesting restricted stock units, or RSUs, or other convertible or exercisable securities within 60 days of April 15, 2016, then such shares (including certain RSUs that are fully vested but will not be yet paid out until the earlier of the recipient’s termination and three years from the applicable award date, subject to any required payment delays arising under applicable tax laws) are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The following shares of common stock that may be acquired within 60 days of April 15, 2016 and are included in the table above:
•	Michael S. Burke — 2,849 under options;
•	Keith B. Forman — 27,562 under options;
•	Joseph V. Herold — 5,375 under options;
•	Colin M. Morris — 25,771 under options;
•	Ronald M. Sega — 2,849 under options;
•	Jeffrey R. Spain — 8,063 under options;
•	Edward M. Stern — 2,150 under options;
•	Halbert S. Washburn — 2,849 under options;
•	John A. Williams — 2,849 under options; and
•	all directors and executive officers as a group — 102,325 under options.
(3)	The Security Ownership table above does not include the following:
(A) Performance-vesting restricted stock units, or PSUs, granted during the year ended December 31, 2014 and held by our NEOs that vest over a four year period based on the level of total shareholder return over such period (the numbers below represent the target number of PSUs that may be issued to the NEOs):
•	Keith B. Forman — 100,827 PSUs;
•	Joseph V. Herold — 17,094 PSUs;
•	Colin M. Morris — 18,480 PSUs; and
•	Jeffrey R. Spain — 7,066 PSUs.
PSUs, granted prior to January 1, 2014 and held by our NEOs that vest over a three year period based on the level of total shareholder return over such period (the numbers below represent the target number of PSUs that may be issued to the NEOs):
•	Joseph V. Herold — 15,744 PSUs;
•	Colin M. Morris — 17,021 PSUs; and
•	Jeffrey R. Spain — 4,009 PSUs.
(B) unvested RSUs and/or options that will vest assuming the continued employment of the officer or director beyond each applicable vesting date:
•	Michael S. Burke — 2,160 RSUs;
•	General Wesley K. Clark — 2,160 RSUs;

RENTECH, INC.  ï  2016 Proxy Statement    11

PROXY ITEM 1 ELECTION OF DIRECTORS

•	Keith B. Forman — 482,687 under options;
•	Joseph V. Herold — 30,000 under options and 1,477 RSUs;
•	Colin M. Morris — 1,596 RSUs;
•	Ronald M. Sega — 2,160 RSUs;
•	Jeffrey R. Spain — 30,000 under options and 1,450 RSUs;
•	Edward M. Stern — 2,160 RSUs;
•	Halbert S. Washburn — 2,160 RSUs; and
•	John A. Williams — 2,160 RSUs.
(4)	Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings with the SEC.
(5)	Based on 23,042,798 shares of common stock outstanding as of April 15, 2016.
(6)	Based on information in a Schedule 13G filed by Ariel Investments, LLC, or Ariel, with the SEC on February 12, 2016 for its holdings as of December 31, 2015, Ariel reported that it has sole power to vote 2,400,137 shares, and that it has the sole power to dispose of all 3,308,289 of its shares. Ariel’s principal business office address is 200 East Randolph Drive, Suite 2900, Chicago, IL 60601.
(7)	Based on information in a Schedule 13G filed by Lloyd I. Miller, III, with the SEC on March 30, 2016, for his holdings as of March 23, 2016. Mr. Miller reported that he has sole voting and dispositive power with respect to 1,154,653 of the reported securities as (i) manager of a limited liability company that is the adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) investment counsel for a certain trust, (iv) trustee for certain generation skipping trusts, (v) managing member of a limited liability company, and (vi) an individual. Mr. Miller has shared voting and dispositive power with respect to 80,462 of the reported securities as (i) co-trustee for a certain generation skipping trust, and (ii) co-trustee of a certain trust. Mr. Miller’s principal business office address is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to our compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,415,000	$3.92	899,000
Equity compensation plans not approved by security holders	312,000	4.37	—
Total	1,727,000	$4.00	899,000

The equity securities issued as compensation under shareholder approved compensation plans consist of stock options, RSUs and performance shares. The equity securities issued as compensation without shareholder approval consist of stock options, RSUs and PSUs. The stock options have exercise prices equal to the fair market value of our Common Stock, as reported by the NYSE MKT (prior to August 13, 2013) or the NASDAQ Stock Market (on or after August 13, 2013), as of the date the securities were granted. The options may be exercised for a term ranging from five to ten years after the date they were granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Rentech’s executive officers and directors, and persons who own more than ten percent of a registered class of Rentech’s equity securities, or collectively, “Insiders,” to file initial reports of ownership and reports of changes in ownership with the SEC. Insiders are required by SEC regulations to furnish Rentech with copies of all Section 16(a)

forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during fiscal year 2015, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely.

12    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Meetings and Committees of the Board

The Board held nine meetings during the year ended December 31, 2015. Actions were also taken during the year by written consent. Each of our incumbent directors, except Mr. Clark, attended at least 75% of the aggregate of (i) meetings of the Board held during the period for which he has been a director and (ii) meetings of committees of the Board on which he served during the period that he served. All eight of our then incumbent directors attended the annual meeting of shareholders held in 2015. Our directors are reimbursed for expenses incurred in attending meetings. We encourage all incumbent directors and director nominees to attend our annual meetings of shareholders. We have adopted a Corporate Governance Policy which provides that each member of the Board shall attend the annual meeting of shareholders in person, absent good cause.

The Board had four standing committees throughout 2015, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The Board has determined that all the members of our Board, other than Mr. Forman, are “independent” within the meaning of the listing standards of NASDAQ, including each member of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee. The Board has also determined that each member of the Audit Committee is “independent” within the meaning of the rules of the SEC.

The charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee are available on the Corporate Governance section of our website at http://www.rentechinc.com. The Board regularly reviews developments in corporate governance and modifies these policies and charters as warranted. Modifications are reflected on our website at the address previously given. Information contained on our website is not incorporated into and does not constitute a part of this Proxy Statement. Our website address referenced above is intended to be an inactive textural reference only and not an active hyperlink to the website.

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor. The Audit Committee has been delegated responsibility for selection of the independent auditor; reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; pre-approval of all audit services; and reviewing the Company’s audited financial statements. The Audit Committee consists of Mr. Burke, Mr. Clark and Mr. Williams. Our Board has determined that Mr. Burke, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met five times during the year ended December 31, 2015. Actions were also taken during the year by written consent.

The Compensation Committee is currently chaired by Mr. Stern, and also includes Mr. Burke, Mr. Rendino and Mr. Washburn. None of these individuals has ever served as our officer or employee or an officer or employee of any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee of another entity at which an executive officer of such entity is also one of our directors. The Compensation Committee reviews and approves executive officer compensation and equity grants, administers our equity plans, and establishes compensation philosophy for executive officers. Please see our Compensation Discussion and Analysis section of this Proxy Statement for a detailed description of the roles of our Compensation Committee, compensation consultants and Chief Executive Officer in determining compensation for our NEOs. The Compensation Committee met three times during the year ended December 31, 2015. Actions were also taken during the year by written consent.

The Nominating and Corporate Governance Committee is currently chaired by Mr. Sega, and also includes Mr. Stern and Mr. Williams. The primary duties of the Nominating and Corporate Governance Committee are to identify and select qualified nominees for election to the Board of Directors and assist the Board of Directors with its corporate governance oversight responsibilities. The Nominating and Corporate Governance Committee met two times during the year ended December 31, 2015. Actions were also taken during the year by written consent.

The Finance Committee currently includes Mr. Stern, Mr. Rendino and Mr. Washburn. The primary purpose of the Finance Committee is to assist the Board in overseeing and making decisions regarding the Company’s capital structure, financing needs and alternatives, strategic investments (including mergers, acquisitions and capital expenditure plans) and related financial matters. The Finance Committee met once during the year ended December 31, 2015.

RENTECH, INC.  ï  2016 Proxy Statement    13

PROXY ITEM 1 ELECTION OF DIRECTORS

Board Leadership and Role in Risk Oversight

Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for us at that time. Our Board has reviewed our current Board’s leadership structure in light of the composition of the Board, our size, the nature of our business, our peer group and other relevant factors. After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board has determined that having an independent director serve as the Chairman of the Board is the most appropriate leadership structure for us and is in the best interest of our shareholders at this time. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the independent directors to participate meaningfully in the leadership of the Board. The Board believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management. At the same time, the current Chairman of the Board is a director who has experience with other public companies, including publicly traded limited partnerships, and therefore has a strong understanding of organizations such as ours. For this reason, our Chairman of the Board is able to understand the unique challenges faced by management and serve as a liaison between the Board and management.

We face a variety of risks. An effective risk management system will identify the material risks we face in a timely manner, communicate necessary information to senior executives and the Board related to those material risks, implement appropriate and responsive strategies to manage those risks, and integrate the process of risk management into regular decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management as the Audit Committee regularly reviews our internal audit reports, independent compliance audit reports, regulatory examination reports and financial information of us. In addition to the Audit Committee, the Board encourages management to promote a corporate culture that incorporates risk management into our strategies and day-to-day operations. The Compensation Committee is responsible for the assessment of risks related to the Company’s compensation programs. We maintain a clawback policy pursuant to which, in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities law, we will be entitled (but not required) to recoup from executive officers all cash bonuses and all contingent equity that would not have been paid if performance had been measured in accordance with the restated financials. This policy only applies to incentives paid (i) within three years of the date that the accounting restatement is required and (ii) on or after January 1, 2013.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program during the fiscal year ended December 31, 2015, or 2015, for our named executive officers, or NEOs. Our executive compensation program is designed to align executive pay with individual performance on both short- and long-term bases; to link executive pay to specific, measurable financial, operational and development achievements intended to create value for shareholders; and to utilize compensation as a tool to attract and retain the high-caliber executives that are critical to our long-term success.

Pay-for-performance is paramount in our executive compensation program, and total compensation for our named executive officers was lower in 2015 than in 2014, as a result of lower cash bonuses and lower equity compensation value that corresponded with the Company’s 2015 performance compared to its 2014 performance. Further, awards of performance-based equity granted in prior years, which naturally aligned executive compensation to shareholder interests, were not earned because performance goals linked to stock price performance were not attained. Specifically performance vesting units (PSUs) linked to the attainment of total shareholder return (TSR) goals (determined by reference to the sum of our stock price increase and dividends over a specified period) comprised 60% -85% of our NEO’s equity grants in 2013 and 2014 and either were not earned or, in the case of grants that remain outstanding, are not on track to be earned due to our current stock price performance.

The NEO compensation program further emphasizes performance through short-term cash bonus opportunities that are tied to the achievement of pre-established performance metrics and through equity compensation that is linked to our stock price appreciation, neither of which provide value to our NEOs without corresponding Company performance.

In 2015, we changed our equity compensation program design to provide our NEOs solely with stock options that deliver a materially reduced grant-date value to our NEOs

14    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

compared to PSUs granted in prior years. Awards of options naturally align our NEOs’ interests with those of our shareholders and incentivize stock price performance since they are only valuable if our stock price increases after grant. And further deliver a materially lower grant-date value as compared with PSUs.

In December 2015, the CEO was granted his annual 2015 performance equity award in the form of stock options with a grant-date fair value that was 66% lower than the grant-date fair value of his 2014 equity award, in recognition of the decline in our stock price during 2015. Further, the fair value of the award (or $623,550) was 42% below the median fair value of awards granted to the CEOs of our 2015 Peer Group Sub-Set companies (or $1,081,000). The 2015 Peer Group Sub-Set is discussed and defined further below.

2015 Highlights

We endeavor to structure our executive compensation program in a manner that reflects good corporate governance practices and aligns our NEOs’ pay with our operating and stock price performance. Pay-for-performance was a critical element of our compensation program for 2015, as demonstrated by the reduction in the overall compensation of our NEOs for 2015 and our use of stock options that had a materially reduced grant-date fair value. The grant-date fair value of these options was at least 40% below the median grant-date fair value of awards granted to similarly-situated named executive officers in our 2015 Peer Group Sub-Set companies and was generally 50% lower than 2014 equity awards granted to ongoing named executive officers at our 2015 Peer Group Sub-Set companies. Highlights of our 2015 executive compensation program included the following:

•	Cash Incentives Linked to Performance Goals. During 2015, our executive officers were eligible to earn bonuses based on the Company’s and the individual executive officers’ achievement of a wide range of challenging, pre-established performance goals (discussed in detail below). The Company’s performance against the pre-established performance goals resulted in the payment of bonuses that were significantly lower than our executives’ target bonus amounts. Our CEO was not paid any cash bonus in respect of 2015.

•	100% of Company Equity Awards granted to NEOs in 2015 are Linked with Improving Our Stock Price. We believe that our equity compensation program supports long-term performance by aligning the interests of our executives and our stockholders. During 2015, 100% of the Company equity awards granted to named executive officers were delivered in the form of stock options, which represent the right to share only in the future appreciation of our stock. This decision was intended to provide our NEOs with an incentive to improve stock price, while avoiding delivery of actual compensation if our stock price does not increase over the next three years.

•	CEO’s Cash Compensation is Significantly Below His Peers and is Balanced with Equity Compensation. Mr. Forman’s 2015 base salary (following his June 2015 salary increase) was $500,000, which is about 20% below the median base salary of CEO’s in the 2015 Peer Group Sub-Set companies. In addition, Mr. Forman was not eligible for a cash bonus during 2015, so all of his 2015 incentive compensation was equity-based. Without a cash bonus, Mr. Forman’s actual 2015 cash compensation was projected to be the lowest of the CEO’s in the 2015 Peer Group Sub-Set. Mr. Forman’s 2015 total compensation, which is the sum of his salary and equity compensation, was 46% below the median of similar CEO’s in our 2015 Peer Group Sub-Set and was 43% lower than his total compensation in 2014.

•	Change in Control Double-Trigger Severance. None of our compensation arrangements provide for any “single trigger” cash payments in connection with a change in control. Rather, change in control related cash severance is paid only if the executive is involuntarily terminated in connection with the change in control. This severance format provides reasonable executive protections while our NEOs negotiate with potential acquirers on behalf of shareholders, while also encouraging executives to remain employed and focus on our post-transaction success.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executives officers and non-employee directors, pursuant to which they must accumulate and hold equity of the Company valued at three times (3x) (or six times (6x) in the case of our Chief Executive Officer) their annual base salary (with respect to our executive officers) or their annual cash retainer (with respect to our non-employee directors) within the earlier of (i) five years after the adoption of these guidelines or (ii) five years after becoming an executive officer of the Company (with respect to our executive officers) or five years after joining our Board of Directors (with respect to our non-employee directors). If, after the five year period set forth above, an individual fails to satisfy the above ownership requirements, then he or she will be required to retain 100% of any of our shares acquired through stock option exercise or vesting of any performance stock units, restricted stock units and restricted stock awards (net of shares sold or withheld to satisfy taxes and, in the case of stock options, the exercise price) until such time that he or she meets the ownership requirements.

RENTECH, INC.  ï  2016 Proxy Statement    15

PROXY ITEM 1 ELECTION OF DIRECTORS

•	Clawback Policy. We maintain a clawback policy pursuant to which, in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities law, we would be entitled to recoup from executive officers all cash bonuses and all contingent equity that would not have been paid if financial performance had been measured in accordance with the restated financials.

Pay for Performance

Pay for performance is a key component of our compensation philosophy. Consistent with this focus, our compensation program includes (i) annual performance-based incentives and (ii) long-term equity compensation which, commencing with 2015, was provided in the form of stock options that are linked to our performance in that their value derives from stock price appreciation. For 2015, approximately 25% of our NEOs’ aggregate compensation (excluding Mr. Forman’s compensation which had a higher percentage of variable compensation) came from variable performance-based pay consisting of performance-based cash bonuses and stock option awards.

Elements of Compensation

The following table sets forth the key elements of our NEOs’ compensation, along with the primary objectives associated with each element of compensation:

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities, provide stable income and attract and retain experienced individuals with superior talent.
Annual incentive compensation	To promote achievement of short-term performance objectives and reward individual contributions to their completion.
Long-term equity incentive awards	To encourage decision-making keyed to long-term performance, align the interests of our NEOs with the interests of our shareholders, encourage the maximization of shareholder value and retain key executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our NEOs and provide reasonable individual security to enable our NEOs to focus on our best interests, particularly when considering strategic alternatives.
Retirement savings (401(k) plan)	To provide an opportunity for tax-efficient savings and with the added economic incentive of employer matching contributions.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with perceived values that exceed their cost.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible rather than purely formulaic. In alignment with the objectives set forth above, the Company’s Compensation Committee (the “Compensation Committee”) and our Board have generally determined the overall compensation of our NEOs and its allocation among the elements described above, relying on the analyses and advice provided by the Compensation Committee’s compensation consultant. The Compensation Committee has generally made these determinations in executive sessions without our management team present, but has also sought input from our Chief Executive Officer with regard to individual NEO performance and compensation besides his own.

Our compensation decisions for our NEOs with respect to 2015 are discussed in detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Compensation Program Objectives

The following discussion and analysis describes our compensation objectives and policies for each of our NEOs for 2015, who consisted of:

•	Keith B. Forman, Chief Executive Officer;

•	Dan J. Cohrs, former Executive Vice President and Chief Financial Officer;

•	Jeffrey R. Spain, Chief Financial Officer;
•	John H. Diesch, former President of Rentech Nitrogen Partners, L.P., or RNP;

•	Joseph V. Herold, Senior Vice President, Human Resources; and

•	Colin M. Morris, Senior Vice President, General Counsel and Secretary.

16    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

During calendar year 2015, Mr. Cohrs served as our Chief Financial Officer through December 4, 2015, and Mr. Spain served as our Chief Financial Officer from December 4, 2015 through December 31, 2015. During calendar year 2015, Mr. Diesch served as the President of RNP, our largest subsidiary. On April 1, 2016, RNP merged with CVR Partners, L.P., or CVR, and as a result the Company no longer controls RNP and Mr. Diesch is no longer a current NEO of the Company.

To succeed in achieving our key operational goals, we need to recruit and retain a highly talented and seasoned team of executive, technical, sales, marketing, operations, financial and other business professionals. As such, our compensation packages are designed to incentivize the achievement of these goals, and to recruit, reward and retain our employees, including our NEOs.

We have focused on building an experienced management team that is capable of managing our day-to-day operations while working to achieve our long-term operational and growth goals. We believe it is important both to retain our key executives, including our NEOs, and to recruit the additional talent we need to expand the Company and attain our organizational objectives. Accordingly, our policy is to hire executives who are not only highly qualified for their positions at our current size, but who also have the skills we believe are necessary to perform their roles at the same high standard if we are successful in achieving greater size and complexity.

Each of the key elements of our executive compensation program is discussed in more detail below under “—Core Components of Executive Compensation.”

Compensation Consultant

During 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), as an independent compensation consultant to analyze our existing executive compensation programs, assist with the design of future compensation programs that more closely align our executive officers’ interests with those of our stockholders, and ensure that the levels and types of compensation provided to our executives (including our NEOs) and directors continue to reflect market practices. Cook serves at the discretion of the Compensation Committee and Cook may be terminated by the Compensation Committee in its discretion. The Compensation Committee has assessed the independence of Cook pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed in 2015 or currently exists that would prevent Cook from serving as an independent consultant to the Compensation Committee.

Services Provided With Respect to 2015 Compensation

Services provided by Cook in 2015 included the following:

•	Reviewing and analyzing officer and non-employee director compensation data and providing analysis with regard to the amounts of such compensation, its alignment with performance, and its consistency with good governance practice; and

•	Analyzing our compensation components, and incentive designs, to calibrate the compensation opportunities of directors and officers relative to our peer group companies.

Comparison to Market Practices

The Compensation Committee provides levels and elements of executive compensation, including base salaries, target annual incentives as a percentage of salary, total cash compensation, long-term incentives and total direct compensation, based on information gathered from the public filings of our peer group companies as well as industry-specific published survey data (discussed in more detail below).

Our current peer group was established in June 2014 based on discussions among members of the Compensation Committee, certain of our executive officers and Cook and was modified in December 2015 (as discussed in more detail below) to bring our peer group companies more in-line with our market cap by removing the largest market-cap companies and focusing only on those who had market cap below $500M at the end of August 2014. Our 2014 Peer Group consisted of energy, energy technology, chemical, fertilizer and wood fiber companies, in each case, with (i) annual revenues ranging from approximately $265 million to $2.2 billion and (ii) market values ranging from approximately $170 million to $2.9 billion at the time the peer group was selected. Following are the companies that comprised our 2014 Peer Group, which were referenced when 2015 salary and target bonus decisions were made at the end of 2014:

American Vanguard Corp.	Landec
Arabian Amer. Dev	Minerals Technologies
Balchem Corp.	Neenah Paper
Hawkins Inc.	OMNOVA Sltns
Intrepid Potash	P.H. Glatfelter
KapStone Paper	Penford Corp.
KMG Chemicals	Schweitzer-Mauduit
Koppers Holdings	Wausua Paper
Kronos WW	Zep

In December 2015, the Compensation Committee conducted a review of compensation data provided by Cook with regard

RENTECH, INC.  ï  2016 Proxy Statement    17

PROXY ITEM 1 ELECTION OF DIRECTORS

to the levels and types of compensation provided to our NEOs. The information provided by Cook included data gathered from the public filings of our 2014 Peer Group. However, the Compensation Committee determined that it was appropriate to limit its December 2015 review to a sub-set of our peer group to the nine smallest peer companies by market cap to reflect our smaller size. These companies, which we refer to as our 2015 Peer Group Sub-Set companies, all had market caps below $500M at the end of August 2014, when the Cook compensation data was prepared, consisted of American Vanguard, Hawkins, KMG Chemicals, Landec, Omnova Solutions, Penford, Trecora Resources, Wausau Paper, and Zep. The Compensation Committee considered data from these 2015 Peer Group Sub-Set companies when determining the actual cash bonus awards earned by our NEOs for 2015 under our annual incentive compensation programs and when determining to grant options to our NEOs in December 2015.

During its 2015 review, the Compensation Committee reviewed the compensation of our NEOs relative to the 2014 Peer Group with respect to total compensation and for individual components of compensation and determined that total direct compensation was at or below the median of the

2014 Peer Group companies, which was in line with our desired position in light of total shareholder return and the operations challenges faced by the Company.

The study provided by Cook to the Compensation Committee found that target total annual cash, which is the sum of base salaries and target bonus opportunities, was generally below the median of similarly situated executives in our 2014 Peer Group companies. Our CEO’s 2015 target annual cash compensation was lower than was projected for all of the CEOs in the 2014 Peer Group. A comparison of 2015 long-term equity incentives showed that the grant-date value of our NEOs’ December 2015 annual option grant was below the 2015 Peer Group Sub-Set median annual award grant-date value for all of the ongoing named executive officers, and below the 25th percentile for most of them. Our CEO’s 2015 option grant-date fair value was 66% lower than the grant-date fair value of his 2014 equity awards in recognition of both the Company’s stock price decline during 2014 and of the significance of his 2014 new-hire equity award. In addition, the grant-date fair value of our CEO’s option award (or $623,550) was 42% below the median grant-date fair value of the annual awards granted to CEOs of our 2015 Peer Group Sub-Set companies.

Core Components of Executive Compensation

Through the Compensation Committee, we design the principal components of our executive compensation program to fulfill one or more of the principles and objectives described above. Compensation of our NEOs consists of the following elements:

•	Cash compensation comprised of base salary and annual cash incentive compensation;

•	Equity incentive compensation;

•	Certain severance and change in control benefits;

•	Health and welfare benefits and certain limited perquisites and other personal benefits; and

•	Retirement savings (401(k)) plan.

We view each component of our executive compensation program as related but distinct, and we have historically reassessed the total compensation of our NEOs periodically to ensure that overall compensation objectives are met. In addition, in determining the appropriate level for each compensation component, we have considered, but not exclusively relied on, our understanding of the competitive market based on the collective experience of members of the Compensation Committee (and our Chief Executive Officer with regard to the other NEOs), our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executives, our overall financial and operational performance and other relevant considerations.

We have not adopted any formal or informal policies or guidelines for allocating compensation between currently-paid and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Generally, we offer a competitive, but balanced, total compensation package that provides the stability of a competitive, fixed income while affording our executives the opportunity to be appropriately rewarded through cash and equity incentives if we attain our goals and perform well over time.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are intended to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives.

18    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Cash Compensation

We provide our NEOs with 2015 cash compensation in the form of base salaries and annual cash incentive awards, except that our CEO was not eligible for a cash incentive award. Our 2015 cash compensation was structured to provide a market-level base salary for our NEOs while creating an opportunity to exceed market levels for total cash compensation if short- and long-term performance exceeded expectations. We believe that this mix appropriately combines the stability of non-variable compensation (in the form of base salary) with variable performance awards (in the form of annual cash incentives) that reward the performance of the Company and individual contributions to the success of the business.

Base Salary

Base salaries for our NEOs were initially set in arm’s-length negotiations during the hiring processes. These base salaries have historically been reviewed annually by the Compensation Committee (with input from our Chief Executive Officer with respect to the other NEOs) and were again reviewed at the end of 2015 for purposes of determining 2016 salaries. Our NEOs are not entitled to any contractual or other formulaic base salary increases. During 2015, Mr. Forman’s base salary was $200,000 from January 1, 2015 through June 28, 2015 and increased to $500,000 effective June 29, 2015 to bring

Mr. Forman’s salary in line with those of CEOs in the 2014 Peer Group companies, although his new salary is approximately 20% below the median of those of CEOs in the 2015 Peer Group Sub-Set companies. None of the other NEOs were provided with base salary increases during 2015. In addition, the Compensation Committee determined not to increase our NEOs’ base salaries for 2016; accordingly, our NEOs’ base salaries for 2016 are expected to remain the same as in 2015.

The annual base salary rates for our NEOs during fiscal year 2015 (following the base salary increase for Mr. Forman) are set forth in the following table:

Name	Base Salary ($)
Keith B. Forman	500,000
Dan J. Cohrs	464,000
Jeffrey R. Spain	291,346
John H. Diesch	335,000
Joseph V. Herold	275,000
Colin M. Morris	315,000

Annual Incentive Compensation

We maintain an annual incentive program to reward executive officers, including our NEOs, based on our financial and operational performance, achievement of specific milestones related to operation and expansion of our businesses, financing and project development work, and the individual NEO’s relative contributions to the Company’s performance during the year (referred to below as the our “annual incentive program”). We recognize that successful completion of short-term objectives is critical in achieving our planned level of growth and attaining our long-term business objectives. Accordingly, our annual incentive program is designed to reward executives for successfully taking the immediate steps necessary to implement our long-term business strategy.

Annual Incentive Program

During 2015, each of our NEOs (excluding Mr. Forman) was eligible to earn an incentive payment pursuant to our annual incentive program. Under our annual incentive program, cash incentives were determined and paid by reference to (i) the achievement of certain pre-established operational and financial goals and commercial and project development criteria, and (ii) target bonus amounts (as set forth in the NEOs’ respective employment agreements). The goals are weighted based on importance for the year.

In the beginning of 2015, as in prior fiscal years, our CEO and other senior officers developed a series of broad corporate objectives, which were then reviewed and approved by the Compensation Committee and our Board. Following that review, our Board set the 2015 performance goals for our annual incentive program, but retained discretion based on input from the Compensation Committee (and our Chief Executive Officer with respect to the other NEOs) to increase or decrease annual incentive award payouts to levels as high

RENTECH, INC.  ï  2016 Proxy Statement    19

PROXY ITEM 1 ELECTION OF DIRECTORS

as 200% of the NEO’s target bonus and as low as zero, in each case, based on performance during the relevant period. The goals were designed to be challenging with no guarantee that any portion of the target award would actually be earned. The 2015 annual incentive awards were targeted for Messrs. Cohrs, Spain, Diesch, Herold and Morris at 60%, 40%, 50%, 50% and 50% of their respective base salaries (in accordance with their respective employment agreements where applicable). In accordance with his employment agreement with Rentech, Mr. Forman was not entitled to an annual incentive award with respect to fiscal year 2015. Payment of annual incentive awards to our NEOs (other than Mr. Cohrs) was based on the achievement by us of the specific targets and goals set forth below for the applicable annual incentive program, as well as the performance of the individual executive (and was subject to adjustment as described above).

Annual Incentive Program Performance Goals

The 2015 performance goals applicable to our NEOs (excluding Mr. Forman and Mr. Diesch) under our annual incentive program are set forth below, along with determinations as to the attainment of these goals (parentheticals following the description of each goal provide guidelines indicating the approximate weight given to the attainment of each goal).

1.	Goal: Environmental, Health, Safety & Sustainability, or EHS&S, goals, including:

•	Continued strong safety and environmental performance at Rentech Nitrogen’s facilities, with an OSHA recordable rate at or below a target rate of 3.5 and 5 or fewer reportable release events.*

Result: Goal attained. Safety performance was strong during 2015 with an OSHA recordable rate of 1.64 incidents for every 200,000 hours worked at Rentech Nitrogen facilities in fiscal year 2015. Rentech Nitrogen experienced 2 reportable environmental releases events.

•	A continued strong safety record at Rentech’s North America facilities, including our facilities, with an OSHA recordable rate below a target rate of 4.0 and fewer than 5.0 reportable environmental release events.*

Result: Goal attained. Safety performance was strong during 2015 with an OSHA recordable rate of 3.39 recordable incidents for every 200,000 hours worked at Rentech facilities in fiscal year 2015. Rentech experienced no reportable environmental release events.

•	A continued strong safety record at Rentech’s South America facilities, including our facilities, with an OSHA recordable rate below a target rate of 4.5 and fewer than 5.0 reportable environmental release events.*

Result: Goal attained. Safety performance was strong during 2015 with an OSHA recordable rate of 1.66 recordable incidents for every 200,000 hours worked at Rentech facilities in fiscal year 2015. Rentech experienced no reportable environmental release events.

•	Completion of mandated EHS&S training.*

Result: Goal attained. We completed all required training.

•	Completion of 80% or more of EHS&S process review action items.*

Result: Goal attained. We completed required process review action items.

* These Goals are not weighted in arriving at the initial award amounts under the annual incentive program, but failure to attain these Goals can result in a reduction of the final pool by up to 20%.

2.	Goal: Financial achievements, including:

•	RNP EBITDA ranging from $90.6 million to $122.6 million, targeted at $102.7 million (20% weight).

Result: Goal attained. RNP EBITDA, excluding one-time transaction costs, for the year ended December 31, 2015 equaled $108.6 million.

•	EBITDA for Rentech’s wood fibre business ranging from $10.1 million to $16.9 million, targeted at $14.2 million (20% weight).

Result: Goal not attained. EBITDA for Rentech’s wood fibre business for the year ended December 31, 2015 equaled $1.5 million.

•	SG&A ranging from a target of $18.3 million to $15.6 million (10% weight).

Result: Goal attained. Corporate SG&A for the year ended December 31, 2015 was $18.0 million.

3.	Goal: Project goal:

•	Successfully execute strategic redeployment of the Partnership’s assets by December 31, 2015 (30% weight).

Result: Goal not attained. Sale of the Partnership was not completed by December 31, 2015.

20    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

4.	Goal: Other factors which contribute to the success of Rentech as determined by Rentech’s Compensation Committee and board of directors (20% weight).

Result: The Compensation Committee did not exercise its discretion to take into account any additional factors which contributed to Rentech’s success or adjust the results of the performance goals.

RNP Annual Incentive Program Performance Goals

The 2015 performance goals applicable to Mr. Diesch under the RNP annual incentive program are set forth below, along with determinations as to the attainment of these goals (parentheticals following the description of each goal provide guidelines indicating the approximate weight given to the attainment of each goal).

1.	Goal: EHS&S goals (failure to attain these goals would have reduced the final bonus pool by 20%), including:

•	A continued strong safety record at our facilities with an OSHA recordable rate below a target rate of 3.5.

Result: Goal attained. We completed fiscal year 2015 with an OSHA recordable rate of 1.64 recordable incidents for every 200,000 hours worked at our facilities.

•	Completion of mandated EHS&S training.

Result: Goal attained. We completed all required training.

•	Fewer than 6 reportable environmental release events.

Result: Goal attained. We experienced 2 reportable environmental release events.

•	Completion of 80% or more of EHS&S process review action items.

Result: Goal attained. We completed required process review action items.

2.	Goal: Operations goals, including:

•	Total ammonia production ranging from 325,000 tons to 352,000 tons, targeted at 342,000 tons (10% weight).

Result: Goal attained. Total ammonia production for the fiscal year ending December 31, 2015 equaled 340,000 tons.

•	Total ammonia upgraded in amounts ranging from 156,000 tons to 169,000 tons, targeted at 164,000 tons (5% weight).

Result: Goal not attained. Total ammonia upgraded for the fiscal year ending December 31, 2015 equaled 153,000 tons.

•	Total ammonium sulfate production ranging from 475,000 tons to 525,000 tons, targeted at 500,000 tons (10% weight).

Result: Goal attained. Total ammonium sulfate production for the fiscal year ending December 31, 2015 equaled 525,000 tons.

•	Total sulfuric acid on-stream time ranging from 90% to 99%, targeted at 96% (5% weight).

Result: Goal attained. Total sulfuric acid on-stream time for the fiscal year ending December 31, 2015 equaled 94.4%.

3.	Goal: Financial goals, including:

•	East Dubuque Facility EBITDA ranging from $98.0 million to $122.0 million, targeted at $108.6 million (20% weight).

Result: Goal attained. EBITDA for fiscal year 2015 equaled $109.1 million.

•	Pasadena Facility EBITDA ranging from $2.0 million to $10.0 million, targeted at $3.5 million (10% weight).

Result: Goal attained. EBITDA for fiscal year 2015 equaled $6.6 million.

4.	Goal: Project goals, including:

•	Successfully execute strategic redeployment of assets by December 31, 2015 (10% weight).

Result : Goal not attained. Sale of the Partnership was not completed by December 31, 2015.

•	East Dubuque Facility’s replacement of the ammonia synthesis converter to remain on schedule (5% weight).

Result : Goal attained. Project is on schedule.

•	East Dubuque Facility’s upgrade of a nitric acid compressor train is completed by September 30, 2015 and on budget (5% weight).

Result: Goal attained. Project on budget, and completed by September 30 2015.

5.	Goal: Other factors which contribute to the success of the Partnership and Rentech, as determined by our board of directors, (20% weight).

Result: The Compensation Committee did not exercise its discretion to take into account any additional factors which contributed to the Partnership’s and Rentech’s success or adjust the results of the performance goals.

Final incentive payments for our NEOs (excluding Mr. Forman) were determined by the Compensation Committee based on our performance compared to the set goals under the annual incentive program. Messrs. Spain, Diesch, Herold and Morris received 2015 annual incentive payments equal to

RENTECH, INC.  ï  2016 Proxy Statement    21

PROXY ITEM 1 ELECTION OF DIRECTORS

approximately 46%, 87%, 45% and 44% of their respective target bonuses based on the performance results described above (these awards were 18%, 44%, 22% and 22% of their respective base salaries). These payments were determined based on the achievement of the formulaic goals set forth above for each NEO with no material bonus adjustment based on individual assessment. Since Mr. Cohrs’ employment terminated prior to the end of fiscal year 2015, so he was not eligible to receive a 2015 annual incentive award. Instead, as a component of pre-established and contractual cash severance payable to him in connection with his termination of employment, Mr. Cohrs received a payment equal to his target 2015 annual incentive award, as described in more detail below under “—Potential Payments upon Termination or Change-in-Control”.

Long-Term Equity Incentive Awards

The Compensation Committee and our Board believe that senior executives, including our NEOs, should have an ongoing stake in the success of their employer to closely align their interests with those of its shareholders. The Compensation Committee also believes that equity awards provide meaningful retention and performance incentives that appropriately encourage our executive officers, including our NEOs, to remain employed with us and put forth their best efforts and performance at all times. Accordingly, long-term equity incentive awards covering shares of our common stock have historically been a key component of our compensation program, including during 2015, as these awards create an ownership stake for management that aligns the interests of our NEOs with those of our shareholders and incentivize our NEOs to work toward increasing value for our shareholders. During 2015, we granted equity awards to our NEOs (excluding Messrs. Cohrs, Diesch and Morris) under our 2009 Incentive Award Plan. In addition, RNP granted awards under its 2011 Long-Term Incentive Plan to Mr. Diesch.

Mr. Cohrs’ employment ceased before we and RNP granted equity awards to our and its respective executive officers in respect of 2015 services. Accordingly, Mr. Cohrs did not receive grants of equity awards from us or from RNP in respect of his services during 2015. Messrs. Forman, Spain and Herold received 100% of their Company equity awards in the form of time-vested stock options. Mr. Diesch received time-vested RNP phantom units, which we believe puts a shareholder-oriented emphasis on the shareholder return improvement before NEOs’ awards are earned and paid. Following the decline in our stock price during 2014 and 2015, the Company determined to grant equity compensation in the form of stock options in 2015 in order to provide our executives with an incentive that only provides value to these executives if we increase our stock price over time. Accordingly, the Company believes that options incentivize our executives to work toward increasing our stock price since the options will ultimately provide no value absent a stock price increase. The grant-date fair values of the 2015 annual equity awards was considerably lower than those of our 2014 equity awards due to our lower stock price at the time of grant.

Options

The stock options granted to Messrs. Forman, Spain and Herold in 2015 vest and become exercisable with respect to one-third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to the respective NEO’s continued service through the applicable vesting date. The stock options are subject to “double trigger” accelerated vesting in full upon a termination of the respective NEO’s employment with us without “cause” or for “good reason,” in either case, during the period beginning sixty (60) days prior to, or within one year following, a change in control. Any such accelerated vesting is subject to the respective NEO’s execution and non-revocation of a general release of claims.

RNP Phantom Units.

During 2015, RNP also granted phantom units, which include distribution equivalent rights for dividends paid by RNP, to Mr. Diesch under its 2011 Long-Term Incentive Plan to compensate the executive for his service as an officer of RNP (which is a separate publicly traded fertilizer master limited partnership in which Rentech owns a 59.6% equity stake) and to create incentives aligned with the interests of the unit holders of RNP. These RNP units were considered part of Mr. Diesch’s total compensation package by the Compensation Committee. The value of these phantom units is included in the figures and tables reported herein. These phantom units vest in annual installments over a three-year period, subject to continued service through the applicable vesting date and, like our equity awards, are intended to provide retention incentives linked to equity value and to encourage equity ownership in order to align the interests of the executive with those of RNP’s unit holders (including the Company). For more information on these phantom unit awards, please see RNP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016.

The options and phantom units are subject to accelerated vesting in certain circumstances as described under “—Potential Payments upon Termination or Change-in-Control” below. We believe that the applicable vesting periods provide an important retention incentive, while accelerated vesting (where appropriate) protects executives against forfeiture of their awards in appropriate circumstances and aligns management’s incentives more closely with the interests of our shareholders.

22    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

2015 Awards Table

In determining appropriate levels of equity grants for 2015, we considered, among other things, the role(s) and responsibilities of each NEO and the perceived need to reward and retain the NEO. The table below sets forth the 2015 Awards that we and RNP granted to our NEOs during 2015. All grants were made on December 14, 2015.

Name	Stock Options	Partnership Phantom Units
Keith B. Forman	400,000	—
Dan J. Cohrs	—	—
Jeffrey R. Spain	30,000	—
John H. Diesch	—	20,000
Joseph V. Herold	30,000	—
Colin M. Morris	—	—

The table below sets forth the grant date fair values of the 2015 equity awards that we and RNP granted to our NEOs during 2015.

	Grant Date Fair Value
Name	Stock Options	Partnership Phantom Units	Total
Keith B. Forman	$623,550	$—	$623,550
Dan J. Cohrs	$—	$—	$—
Jeffrey R. Spain	$46,766	$—	$46,766
John H. Diesch	$—	$196,000	$196,000
Joseph V. Herold	$46,766	$—	$46,766
Colin M. Morris	$—	$—	$—

Employment Contracts; Severance Benefits

We believe that vulnerability to termination of employment at the senior executive level, both within and outside of the change in control context, creates concern and uncertainty for our NEOs that is appropriately addressed by providing severance protections which enable and encourage these executives to focus their attention on their work duties and responsibilities in all situations. We operate in a volatile and acquisitive industry that heightens this vulnerability in the change-in-control context. Accordingly, in order to attract and retain our key managerial talent, we enter into employment agreements with certain of our NEOs which provide for specified severance payments and benefits in connection with certain qualifying terminations of employment. In addition, we believe that change in control and severance benefits are essential in order to fulfill our objective of attracting and retaining key managerial talent. We are (or in the case of Mr. Cohrs, were) party to employment agreements with each of Messrs. Forman, Cohrs, Diesch and Morris. Messrs. Spain and Herold have not entered into employment agreements with us; however, Messrs. Spain and Herold are each party to a change in control severance benefits agreement with us and each have severance arrangements in the event of a qualifying termination not in connection with a change in control. For a description of the specific terms and conditions of each agreement, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments upon Termination or Change-in-Control” below.

RENTECH, INC.  ï  2016 Proxy Statement    23

PROXY ITEM 1 ELECTION OF DIRECTORS

Benefits and Perquisites

We maintain a standard complement of health and retirement benefit plans for our employees, including our NEOs, that provide medical, dental, and vision benefits, flexible spending accounts, a 401(k) savings plan (including an employer-match component), short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are generally provided to our NEOs on the same terms and conditions as they are provided to our other employees. We believe that these health and retirement benefits comprise key elements of a comprehensive compensation program. Our health benefits help provide stability and peace of mind to our NEOs, thus enabling them to better focus on their work responsibilities, while our 401(k) plan provides a vehicle for tax-preferred retirement savings with additional compensation in the form of an employer match that adds to the overall desirability of our executive compensation package. Our employee benefits programs are designed to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We periodically review and adjust these employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

As part of the compensation package, during 2015, we provided our NEOs (other than Mr. Forman) with a monthly car allowance and Messrs. Cohrs and Morris also received reimbursement of certain financial advisor costs. During 2015, Messrs. Cohrs, Herold and Morris were also entitled to company-paid physical examinations. Those car allowances, reimbursements for financial advisor costs and company-paid physical examinations have been terminated as of December 31, 2015.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

Where reasonably practicable, to the extent that the Section 162(m) deduction disallowance becomes applicable to our NEOs, the Compensation Committee may seek to qualify the variable compensation paid to our NEOs for an exemption from such deductibility limitations. As such, in approving the amount and form of compensation for our NEOs, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit in Section 162(m) of the Internal Revenue Code, as it has under its 2014 annual incentive program, when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on the executive’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect to consider all elements of the cost of providing such compensation, including the potential impact of Section 280G of the Internal Revenue

Code. However, we may authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Internal Revenue Code and the imposition of excise taxes under Section 4999 of the Internal Revenue Code if we feel that such arrangements are appropriate to attract and retain executive talent.

Under their employment agreements with us, which were not entered into or amended during 2015, Messrs. Diesch and Morris are (and Mr. Cohrs was) entitled to gross-up payments in the event that any excise taxes are imposed on them. We have historically provided these protections to these senior executives to ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction while minimizing concern for potential consequences of the transaction to these executives. The need for such protection is enhanced by our prior emphasis on performance-contingent equity

24    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

compensation, which has higher values if accelerated in connection with a successful transaction than if the equity compensation awards had been time-vested. We have committed not to provide any new tax gross-up rights to any executives that do not currently have such protection.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, RSUs and other equity-

based awards under equity incentive award plans have been and will be accounted for under ASC Topic 718. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

The Role of Our Shareholder Say-on-Pay Vote

At our annual meeting of shareholders held in July 2014, we provided our shareholders with the opportunity to cast an advisory vote on our executive compensation program, or a “say-on-pay proposal”. A significant majority of the votes cast on our say-on-pay proposal at that meeting (91%) were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation, and, accordingly, did not materially change its approach to executive compensation during 2014 in connection with the say-on-pay proposal. However, the Compensation Committee is always open to improving the Company’s compensation governance practices and believes that increasing the amount of

Company equity awards that are subject to performance-based vesting to 100% in 2014 and significantly reducing the cash compensation (and increasing the equity-based compensation) of our Chief Executive Officer provide meaningful improvements for shareholders. The Compensation Committee expects to take into consideration the outcome of our shareholders’ future say-on-pay proposal votes when making future compensation decisions for our NEOs. Our Board previously determined to hold a say-on-pay advisory vote on the compensation of our NEOs every three years. Accordingly, we expect that our next say-on-pay proposal will be submitted to shareholders for an advisory vote at our annual meeting of shareholders in 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, the Compensation Committee determined that the Compensation Discussion and Analysis should be included in this Proxy Statement.

COMPENSATION COMMITTEE

Edward M. Stern, Chairman

Michael S. Burke

Halbert S. Washburn

RENTECH, INC.  ï  2016 Proxy Statement    25

PROXY ITEM 1 ELECTION OF DIRECTORS

Summary Compensation Table

The following table summarizes the compensation for the calendar years ended December 31, 2015, 2014 and 2013 for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Keith B. Forman,	2015	$350,000	$—	$—	$623,550	$—	$85,726	$1,059,276
Chief Executive Officer (4)	2014	$11,538	$—	$1,260,331	$582,115	$—	$—	$1,853,984
Dan J. Cohrs,	2015	$446,154	$—	$—	$—	$—	$361,085	$807,239
Chief Financial Officer (4)(5)	2014	$463,462	$—	$440,694	$—	$41,760	$50,233	$996,149
	2013	$450,000	$—	$660,145	$—	$216,000	$169,549	$1,495,694
Jeffrey R. Spain,	2015	$291,346	$—	$—	$46,766	$53,285	$32,044	$423,441
Chief Financial Officer (4)	2014	$290,941	$—	$104,680	$—	$17,481	$25,484	$438,586
John H. Diesch,	2015	$335,000	$—	$196,000	$—	$145,725	$100,509	$777,234
President, RNP (6)
Joseph V. Herold,	2015	$275,000	$—	$—	$46,766	$61,250	$39,404	$422,420
SVP, Human Resources (4)
Colin M. Morris,	2015	$315,000	$—	$—	$—	$68,850	$72,063	$455,913
SVP, General Counsel (4)	2014	$314,423	$—	$271,190	$—	$23,625	$52,103	$661,341
	2013	$300,000	$—	$406,233	$—	$120,000	$114,228	$940,461

(1)

Amounts disclosed for 2015 reflect the full grant-date fair value of 2015 stock options granted to our NEOs, which have been computed in accordance with ASC Topic 718. There can be no assurance that awards will vest or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all of our options granted to executive officers in Note 20 to our consolidated financial statements included in this Annual Report.

(2)

Each of our NEOs (excluding Mr. Forman) participated in our annual incentive program during 2015 and received an annual incentive award based on the achievement of certain financial and other performance criteria and determined by reference to target bonuses set forth in their respective employment agreements. Messrs. Spain, Diesch, Herold and Morris received 2015 annual incentive payments equal to approximately 46%, 87%, 45% and 44% of their respective target bonuses (or 18%, 44%, 22% and 22% of their respective base salaries). For additional information, please see “Annual Incentive Compensation” above. Since Mr. Cohrs’ employment terminated prior to the end of fiscal year 2015, he was not eligible to receive a 2015 incentive award; instead, as a component of the cash severance payable to him in connection with his termination of employment, Mr. Cohrs received a payment equal to his target 2015 annual incentive award which is included in the “All Other Compensation” column as discussed below.

(3)

Amounts under the “All Other Compensation” column for the year ended December 31, 2015 consist of (i) 401(k) matching contributions of $11,726, $11,743, $11,925, $11,654 and $11,639 for Messrs. Cohrs, Spain, Diesch, Herold and Morris, respectively; (ii) perquisites consisting of company-paid auto allowances, company-paid health evaluations, long-term disability and supplemental life insurance, housing allowance and financial and tax planning benefits; (iii) payments made to Messrs. Forman, Cohrs, Spain, Diesch, Herold and Morris Spain of $983, $25,575, $7,233, $75,516, $14,682, and $15,866, respectively, with respect to their outstanding phantom units as a result of RNP’s declaration of cash distributions during 2015, as described in RNP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016, and (iv) for Mr. Cohrs, the severance payments and benefits payable to him upon his December 18, 2015 separation of employment, consisting of (a) a cash severance payment equal to one times his base salary (or $464,000) payable over a one-year period, (b) his target annual bonus (or $278,400) and (c) the payment of his monthly premiums for continued health benefits for up to eighteen months following termination (with an estimated value, based on our costs to provide such coverage, equal to $30,461). The following table identifies and quantifies these benefits and perquisites for the calendar year 2015.

(4)

Messrs. Forman, Cohrs, Spain, Diesch, Herold and Morris have dedicated a portion of their work time to RNP’s business and affairs. The portion of the compensation included in the Summary Compensation Table with respect to Messrs. Forman, Cohrs, Spain and Diesch which is allocable to RNP is disclosed in RNP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016. In accordance with applicable SEC disclosure rules, the compensation figures attributable to Messrs. Forman, Cohrs, Spain, Diesch, Herold and Morris in this Summary Compensation Table reflect the full amount of the compensation paid by both Rentech and RNP. The estimated percentage of time allocable to RNP for Messrs. Forman, Cohrs, Spain, Diesch, Herold and Morris during calendar year 2015 was 40%, 40%, 0%, 100%, 40% and 25%, respectively.

(5)	Effective December 4, 2015, Mr. Cohrs ceased to serve as the chief financial officer of Rentech and chief financial officer of the general partner of RNP.
(6)

On April 1, 2016, Rentech Nitrogen Partners, L.P., a majority owned subsidiary of the Company, completed the previously announced merger with CVR Partners, L.P. (the “Merger”). Following the Merger, RNP is no longer controlled by the Company, and Mr. Diesch is no longer a current named executive officer of the Company.

26    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Perquisites

The following table sets forth information concerning the perquisites described in footnote 3 above with respect to our NEOs during 2015.

Name	Auto Allowance ($)	Health Evaluations ($)	Travel Reimbursements ($)	Long-Term Disability and Life Insurance ($)	Financial and Tax Planning ($)	Severance ($)	Total ($)
Keith B. Forman	—	—	84,743	—	—	—	84,743
Dan J. Cohrs	12,000	3,506	—	1,068	28,810	278,400	323,784
Jeffrey R. Spain	12,000	—	—	1,068	—	—	13,068
John H. Diesch	12,000	—	—	1,068	—	—	13,068
Joseph V. Herold	12,000	—	—	1,068	—	—	13,068
Colin M. Morris	12,000	2,661	—	1,068	28,829	—	44,558

Grants of Plan-Based Awards

The following table sets forth information with respect to our NEOs concerning the grant of plan-based awards from our and RNP’s plans during 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith B. Forman (2)		$—	$—	$—	—	—	—	—		400,000	(3)	3.03	$623,550
Dan J. Cohrs	2015 Annual Non-Equity Incentive	$—	$278,400	$556,800	—	—	—	—		—		—	$—
Jeffrey R. Spain	12/14/2015	$—	$—	$—	—	—	—	—		30,000	(3)	3.03	$46,766
	2015 Annual Non-Equity Incentive		$116,538	$233,077	—	—	—	—		—		—	$—
John H. Diesch	12/14/2015	$—	$—	$—	—	—	—	20,000	(4)	—		—	$196,000
	2015 Annual Non-Equity Incentive		$167,500	$335,000	—	—	—	—		—		—	$—
Joseph V. Herold	12/14/2015	$—	$—	$—	—	—	—	—		30,000	(3)	3.03	$46,766
	2015 Annual Non-Equity Incentive		$137,500	$275,000	—	—	—	—		—		—	$—
Colin M. Morris	2015 Annual Non-Equity Incentive	$—	$157,500	$315,000	—	—	—	—		—		—	$—

(1)

All RNP equity grants were made under the Rentech Nitrogen Partners, L.P. 2011 Long-Term Incentive Plan. Amounts reflect the full grant date fair value of Partnership phantom units granted during calendar year 2015, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. RNP provides information regarding the assumptions used to calculate the fair value of all compensatory equity awards made to executive officers in Note 12 to its consolidated financial statements included in Part II—Item 8 “Financial Statements and Supplementary Data” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016. There can be no assurance that awards will vest (and, absent vesting no value will be realized by the executive for the unvested award), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)	Mr. Forman did not participate in our 2015 annual incentive plan.
(3)

These stock options were granted on December 14, 2015 and vest in three substantially equal installments on December 14, 2016, 2017 and 2018, subject to the executive’s continued employment through the applicable vesting date and further subject to accelerated vesting (i) upon the executive’s termination of employment by the employer without cause or by the executive for good reason, in either case, within sixty days prior to or one year following a change in control of Rentech, or (ii) upon the executive’s death or disability.

(4)

These RNP phantom units were granted on December 14, 2015 and vest in three substantially equal installments on December 14, 2016, 2017 and 2018, subject to the executive’s continued employment through the applicable vesting date and further subject to accelerated vesting (i) upon the executive’s termination of employment by the employer without cause or by the executive for good reason, in either case, within sixty days prior to or eighteen months following a change in control, or (ii) upon the executive’s death or disability.

RENTECH, INC.  ï  2016 Proxy Statement    27

PROXY ITEM 1 ELECTION OF DIRECTORS

Narrative Disclosure to Summary Compensation Table

and Grants of Plan-Based Awards Table

Employment and Severance Agreements

All of our NEOs are (or were in the case of Messrs. Cohrs and Diesch) employed by us at will and are (or were) terminable by us at any time, subject to the severance provisions (if applicable) contained in the employment arrangements with Messrs. Forman, Diesch, Morris and Cohrs and the change in control severance benefit agreements with Messrs. Herold and Spain. Each of Messrs. Forman and Morris are (and Messrs. Cohrs and Diesch was), party to an employment agreement with us. The employment agreements for Mr. Morris have terms that continue through November 3, 2016, subject in each case to automatic one-year renewals absent 90-days’ advance notice from either party to the contrary. Mr. Forman’s employment agreement does not have a set term. Mr. Cohrs’ employment agreement terminated in December 2015, when Mr. Cohrs ceased to serve as the chief financial officer of Rentech. Mr. Diesch’s employment agreement with RNP was assumed by CVR Partners as part of the Merger. Messrs. Spain and Herold have not entered into employment agreements with us, however, they have each entered into change in control severance benefit agreements with us.

Under their respective employment agreements, Messrs. Forman, Diesch and Morris are entitled, respectively, to (i) current base salaries, effective January 1, 2016, of $500,000, $335,000, and $315,000, and (ii) annual incentive bonus opportunities for 2016 targeted at 100% of base salary for Mr. Forman and 50% of base salary for Mr. Morris and Mr. Diesch (with actual bonus eligibility for each executive ranging from zero to twice the applicable target). Mr. Cohrs’ employment agreement provided for a base salary which, during 2015, was $464,000 and an annual incentive bonus opportunity targeted at 60% of his base salary (with actual bonus eligibility ranging from zero to twice the applicable target). Although neither Mr. Spain nor Mr. Herold is party to an employment agreement with us, Mr. Spain’s current base salary is

$291,346 and his annual incentive bonus target for 2016 is 40% of his base salary, and Mr. Herold’s current base salary is $275,000 and his annual incentive bonus target for 2016 is 50% of his base salary.

In addition, the employment agreements provide for customary indemnification, health, welfare, retirement and vacation benefits, as well as (other than Mr. Forman’s employment agreement) monthly auto allowances. The employment and change in control severance benefit agreements also contain customary confidentiality and other restrictive covenants. Each of the executives has also executed a corporate confidentiality and proprietary rights agreement. The employment agreements and Messrs. Herold’s and Spain’s severance agreements entitle our NEOs to certain severance payments upon qualifying terminations of employment. The employment agreements also entitle Messrs. Diesch and Morris to “gross-up” payments from the Company equal to any excise taxes that the executive incurs by operation of Internal Revenue Code Section 280G (and any taxes on such gross-up payment) in connection with a change in control of the Company, but we note that these gross-up payments are legacy rights and that none of these employment agreements which contain gross-up payments were entered into or amended in any way during 2015. Mr. Cohrs’ gross-up provision terminated in December 2015 in connection with his cessation of employment with us. Though not addressed in the employment agreements, each of our NEOs is entitled to accelerated vesting of certain equity awards in the event of a change in control of the Company. For a discussion of the severance and change-in-control benefits for which our NEOs are eligible under their employment agreements or, for Messrs. Herold and Spain, their severance agreements, see “—Potential Payments upon Termination or Change-in-Control” below.

28    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Outstanding Equity Awards at December 31, 2015

The following table sets forth information with respect to our NEOs, concerning the outstanding equity awards from us and RNP as of December 31, 2015. Footnotes to the table describe the generally applicable vesting conditions for each award. For a description of applicable accelerated vesting provisions, see “—Potential Payments upon Termination or Change-in-Control” below.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units or Shares of Stock that have not Vested (#)	Market Value of Units or Shares of Stock that have not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)	Notes
Keith B. Forman	27,562	82,687	—	$12.40	12/30/2019	—	$—	—	$—	(2)
	—	400,000	—	$3.03	12/14/2025	—	$—	—	$—	(3)
	—	—	—	$—	—	—	$—	50,413	$177,455	(4)
Dan J. Cohrs	44,269	—	—	$8.90	6/15/2016	—	$—	—	$—	(5)
Jeffrey R. Spain	8,063	—	—	$9.20	7/28/2021	—	$—	—	$—	(6)
	—	30,000	—	$3.03	12/14/2025	—	$—	—	$—	(3)
	—	—	—	$—	—	1,450	$5,104	—	$—	(7)
	—	—	—	$—	—	—	$—	2,005	$7,056	(8)
	—	—	—	$—	—	627	$6,646	—	$—	(9)
	—	—	—	$—	—	—	$—	3,533	$12,437	(4)
	—	—	—	$—	—	1,251	$13,261	—	$—	(10)
John H. Diesch	4,300	—	—	$38.70	7/13/2016	—	$—	—	$—	(11)
	17,708	—	—	$8.90	10/4/2020	—	$—	—	$—	(5)
	—	—	—	$—	—	7,748	$82,129	—	$—	(9)
	—	—	—	$—	—	15,495	$164,247	—	$—	(10)
	—	—	—	$—	—	20,000	$212,000	—	$—	(12)
Joseph V. Herold	5,375	—	—	$14.70	12/12/2021	—	$—	—	$—	(13)
	—	30,000	—	$3.03	12/14/2025	—	$—	—	$—	(3)
	—	—	—	$—	—	1,477	$5,199	—	$—	(7)
	—	—	—	$—	—	—	$—	7,872	$27,711	(8)
	—	—	—	$—	—	1,434	$15,200	—	$—	(9)
	—	—	—	$—	—	—	$—	8,547	$30,085	(4)
	—	—	—	$—	—	2,867	$30,390	—	$—	(10)
Colin M. Morris	8,063	—	—	$38.70	7/13/2016	—	$—	—	$—	(11)
	17,708	—	—	$8.90	10/4/2020	—	$—	—	$—	(5)
	—	—	—	$—	—	1,596	$5,618	—	$—	(7)
	—	—	—	$—	—	—	$—	8,511	$29,957	(8)
	—	—	—	$—	—	1,550	$16,430	—	$—	(9)
	—	—	—	$—	—	—	$—	9,240	$32,524	(4)
	—	—	—	$—	—	3,099	$32,849	—	$—	(10)

(1)

Rentech equity award values were calculated based on the $3.52 closing price of Rentech’s common stock on December 31, 2015 and RNP phantom unit values were calculated based on the $10.60 closing price of RNP’s common units on December 31, 2015.

(2)

Represents stock options granted on December 30, 2014, which vested as to one-fourth of the shares subject thereto on December 9, 2015. The balance will vest in equal monthly increments thereafter for the following three years, subject to the executive’s continued employment through the applicable vesting date (these options are referred to below as the “2014 Forman Options”).

(3)

Represents stock options granted on December 14, 2015 of which one-third will vest on each of the first three anniversaries of December 14, 2015, subject to the executive’s continued employment through the applicable vesting date (these options are referred to below as the 2015 Options).

(4)

Represents PSUs granted on December 30, 2014 (with respect to Mr. Forman) and December 19, 2014 (with respect to the other NEOs), vesting over a four year period based on our total shareholder return over the relevant period, subject to the executive’s continued employment through the applicable vesting date (these PSUs are referred to below as the “2014 PSUs”).

(5)	Represents stock options granted on October 4, 2010, which vested in three equal annual installments on each of October 4, 2011, 2012 and 2013.
(6)	Represents stock options granted on July 28, 2011, which vested in one-third installments on each of July 28, 2012, 2013 and 2014.
(7)

Represents RSUs granted on December 18, 2013, which vested as to one-third on each of December 14, 2014 and 2015, and the remaining one-third of which will vest on December 14, 2016, subject to the executive’s continued employment through the applicable vesting date (these RSUs are referred to below as the “2013 RSUs”).

(8)

Represents the threshold number of PSUs granted on December 18, 2013, vesting on each of the first three anniversaries of December 14, 2013 based on our total shareholder return over the relevant period, subject to the executive’s continued employment through the applicable vesting date, as described in more detail in “—Long-Term Equity Incentive Awards” above (these PSUs are referred to below as the “2013 PSUs”).

(9)

Represents RNP phantom units granted on December 18, 2013, which vested as to one-third on each of December 14, 2014 and 2015, and the remaining one-third of which will vest on December 14, 2016, subject to the executive’s continued employment through the applicable vesting date (these units are referred to below as the “2013 Phantom Units”).

(10)

Represents RNP phantom units granted on December 30, 2014, which vested as to one-third on December 14, 2015, and the remaining two-thirds of which will vest in two substantially equal annual installments on December 14, 2016 and 2017, subject to the executive’s continued employment through the applicable vesting date (these units are referred to below as the “2014 Phantom Units”).

RENTECH, INC.  ï  2016 Proxy Statement    29

PROXY ITEM 1 ELECTION OF DIRECTORS

(11)	Represents stock options granted on July 14, 2006 that vested in three equal annual installments on each of July 14, 2007, 2008 and 2009.
(12)

Represents RNP’s phantom units granted on December 14, 2015, vesting in three substantially equal installments on each of December 14, 2016, 2017 and 2018, subject to the executive’s continued employment through the applicable vesting date (these units are referred to below as the 2015 Phantom Units).

(13)	Represents stock options granted on December 12, 2011, which vested in one-third installments on each of December 12, 2012, 2013 and 2014.

Option Exercises, Stock Vested and Units Vested

The following table sets forth information with respect to our NEOs concerning the option exercises and stock vested under our equity plan(s) and the phantom units vested under RNP’s plan during calendar year 2015.

	Option Awards		Stock Awards		Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Keith B. Forman	—	$—	—	$—	—	$—
Dan J. Cohrs	—	$—	3,652	$11,066	5,836	$57,193
Jeffrey R. Spain	—	$—	2,185	$6,621	1,909	$18,708
John H. Diesch	—	$—	1,056	$3,200	16,294	$159,681
Joseph V. Herold	—	$—	2,164	$6,557	3,386	$33,183
Colin M. Morris	—	$—	2,338	$7,084	3,658	$35,848

(1)	Amounts shown are based on the fair market value of Rentech’s common stock on the applicable vesting date.
(2)	Amounts shown are based on the fair market value of RNP’s common units on the applicable vesting date.

Potential Payments upon Termination or Change-in-Control

Our NEOs are entitled to certain payments and benefits upon qualifying terminations of employment and, in certain cases, in connection with a change in control at the Company or at RNP. The following discussion describes the terms and conditions of these payments and benefits and the circumstances in which they will be paid or provided. All severance payments are conditioned upon the executive’s execution of a general release of claims against the Company. In the event that any severance payment is subject to “golden parachute” excise taxes under Internal Revenue Code Section 280G, Mr. Morris is (and Mr. Cohrs and Mr. Diesch each were during their employment with us and our subsidiaries) entitled to receive gross-up payments from us for any such excise taxes plus any excise, income or payroll taxes owed on the gross-up payment. Mr. Cohrs’ gross-up provision terminated in December 2015 in connection with his cessation of employment with us and Mr. Diesch’s employment agreement was assumed by CVR Partners, L.P. on April 1, 2016.

For purposes of the following discussion, “change in control” refers to a change in control of us or RNP, as follows: with respect to (i) the severance payments and benefits provided to our NEOs pursuant to their respective employment agreements, (ii) the 2014 PSUs, (ii) the 2013 RSUs, (iii) the 2013 PSUs, (iv) in the case of Mr. Forman, the 2014 Forman Options, and (v) the 2015 stock options, a change in control refers to a change in control of us. With respect to (a) the 2015 Phantom Units, (b) the 2014 Phantom Units, and (c) the 2013 Phantom Units, a change in control refers to a change in control of RNP.

Termination Not in Connection with a Change in Control

Under the employment agreements for Messrs. Forman, Cohrs, Diesch and Morris, upon termination of the executive’s employment by us without cause, by the executive with good reason (each as defined in the employment agreements) , the executives are entitled to receive: (i) two times (in the case of Mr. Forman) or one-time (in the case of the other NEOs) base salary payable in substantially equal installments over a period of two years (with respect to Mr. Forman) or one year (with respect to the other NEOs); (ii) in the case of our NEOs other than Mr. Forman, payment of the executive’s target annual bonus on the date that annual bonuses are paid generally for the year in which termination occurs, and (iii) Company-paid continuation health benefits for up to eighteen months following the date of termination. Upon termination of the employment of Messrs. Cohrs, Diesch and Morris due to our non-renewal of their respective employment terms, these NEOs will be entitled to receive an amount equal to one times base salary, payable over the one-year period following termination, and, at our discretion, an annual bonus for the fiscal year preceding the non-renewal.

Under Mr. Spain’s severance agreement with Rentech (described in “—Severance Benefits” above), upon an involuntary termination of employment by Rentech without cause or by Mr. Spain for good reason (each as defined in the severance agreement) or the expiration of the term of his employment under the severance agreement (if he remains

30    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

employed through the end of the employment term, which expiration is expected to occur in the third quarter of 2016), Mr. Spain is entitled to receive: (i) twenty-six weeks’ base salary, payable over a six-month period, and (ii) up to six months of subsidized healthcare premiums. Under the terms of an internal policy for Company officers and management, upon a qualifying termination of his employment that does not occur in connection with a change in control, Mr. Herold is entitled to receive: (i) twenty-six weeks’ base salary, payable over a six-month period, and (ii) up to six months of subsidized healthcare premiums.

In addition, our NEOs will be entitled to the following enhanced vesting provisions with respect to qualifying terminations occurring outside of the context of a change in control:

•	The 2015 Options, 2015 Phantom Units, 2014 Phantom Units, 2013 RSUs and 2013 Phantom Units, held by the executive will accelerate and vest in full upon a termination of employment due to the applicable executive’s death or disability.

•	The 2013 PSUs held by the executive will accelerate and vest upon a termination of employment due to the applicable executive’s death or disability occurring more than sixty days prior to a change in control based on deemed attainment of the performance-vesting conditions applicable to the 2013 PSUs at target levels with respect to any PSUs that are unvested as of the date of such death or disability.

In connection with Mr. Cohrs’ cessation of employment with us in December 2015, subject to his execution and non-revocation of a release of claims, he became entitled to receive the contractual severance benefits described above consisting of a cash severance payment totaling one times his base salary (or $464,000) payable over a one-year period, plus his target annual bonus (or $278,400) and the payment of his monthly premiums for continued health benefits for up to eighteen months following termination (with an estimated value, based on our costs to provide such coverage, equal to $30,461). Mr. Cohrs’ severance was calculated in accordance with the severance formulation contained in his pre-existing employment agreement and was not enhanced in any way.

Change in Control (No Termination)

The NEOs are not entitled to any cash payments based solely on the occurrence of a change in control (absent any qualifying termination). In addition, the 2015 Options, 2014 Forman Options, 2013 RSUs, 2014 Phantom Units, and 2013 Phantom Units are not impacted by a change in control alone and require a qualifying termination in connection with such change in control to vest. With respect to the 2013 PSUs, the applicable performance period ends upon a change in control, which may, depending upon performance through the change in control, result in the final vesting of awards with respect to which time-vesting requirements were previously satisfied, but performance-vesting requirements were not; however, as of December 31, 2015, none of the PSUs subject to these awards met these criteria and, accordingly, none were eligible for accelerated vesting upon a change in control.

With respect to the 2014 PSUs, if a change in control occurs prior to the year 3 measurement date, then a number of PSUs are eligible to vest on the year 3 measurement based on the per share change in control transaction proceeds, subject to the holder’s continued service through such year 3 measurement date. If, however, the change in control occurs after the year 3 measurement date but prior to the year 4 measurement date, the applicable performance period ends upon the change in control and may, depending the per share change in control transaction proceeds, result in the vesting of such 2014 PSUs (provided that the applicable service-vesting requirements are met). However, as of December 31, 2015, none of the 2014 PSUs met these criteria and, accordingly, none were eligible for accelerated vesting upon a change in control.

Termination in Connection with a Change in Control

Pursuant to their respective employment agreements, upon a termination of employment without cause, for good reason or due to a non-renewal of the applicable employment term by us, in any case, within three months before or two years after a change in control of us, Messrs. Forman, Diesch and Morris will receive (and Mr. Cohrs was entitled to receive during his employment with us) the severance described above, except that (i) the base salary component of the executive’s severance will be paid in a lump sum and (ii) in the case of such NEOs other than Mr. Forman, if the executive’s actual annual bonus for the year immediately preceding the change in control exceeds his target bonus for the year in which the termination occurs, the executive will receive one times base salary plus the amount of such prior-year bonus (instead of base salary plus target annual bonus). Mr. Morris’ employment agreement provides (and Mr. Cohrs’ and Mr. Diesch’s employment agreements provided) that the applicable executive would be entitled to a “gross-up” payment covering all taxes, penalties and interest associated with any “golden parachute” excise taxes that are imposed on the executives by reason of Internal Revenue Code Section 280G in connection with a change in control of us, although Mr. Cohrs’ gross-up provision terminated in connection with his cessation of employment with us and Mr. Diesch’s employment agreement was assumed by CVR Partners, L.P. on April 1, 2016.

Under each of Messrs. Spain and Herold’s change in control severance benefit agreement with Rentech (described in “—Severance Benefits” above), in the event of a “Separation from Service” (as defined in the change in control agreement) due

RENTECH, INC.  ï  2016 Proxy Statement    31

PROXY ITEM 1 ELECTION OF DIRECTORS

to a termination of their employment by Rentech without “Cause” or for “Good Reason” (in each case as defined in the agreement) during the period beginning one month before and ending one year after a “Change in Control” (as defined in the agreement), then, the Company will pay each of Messrs. Spain and Herold an amount equal to their base salary plus his target bonus, each as in effect on the date of termination, and pay for COBRA benefits for one year.

In addition, our NEOs will be entitled to the following enhanced vesting provisions with respect to qualifying terminations occurring in connection with a change in control:

•	The 2015 Phantom Units, 2014 Phantom Units, 2013 RSUs, and 2013 Phantom Units will vest in full if the executive terminates employment without cause or for good reason, in either case, within sixty days prior to or eighteen months after the change in control.

•	The 2013 PSUs will vest on an accelerated basis (to the extent then unvested) based on actual performance levels through the change in control if the executive terminates employment (i) without cause or for good reason, in either case, within sixty days prior to or eighteen months after the change in control, or (ii) due to the executive’s death or disability, in either case, within sixty days prior to, or upon or after the change in control.

•	The 2014 Forman Options will vest in full if the executive terminates employment without cause or for good reason, in either case, within two years after the change in control.

•	The 2015 Options will vest in full if the executive terminates employment without cause or for good reason, in either case, within sixty days prior to or one year after the change in control.

•	The 2014 PSUs will vest on an accelerated basis (to the extent then unvested) based on the per share change in control transaction proceeds, if the executive terminates employment without cause or for good reason, in either case, within two years after the change in control.

32    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

The following table summarizes the change-in-control and/or severance payments and benefits to which we expect that our NEOs would have become entitled if the relevant event(s) had occurred on December 31, 2015, in accordance with applicable disclosure rules. For purposes of the following table, we have assumed that a change in control of each relevant entity, whether Rentech and/or RNP, occurred on December 31, 2015, in order to provide a complete representation of the payments and benefits that each NEO would have become entitled to receive upon the occurrence of the relevant event(s). The severance benefits that Mr. Cohrs became entitled to receive when he ceased his employment with Rentech in December 2015 are described above (rather than in the table below). The severance benefits for Mr. Diesch were assumed by CVR Partners, L.P. on April 1, 2016, but are included in the table below as of December 31, 2015.

Name	Benefit	Termination without Cause or for Good Reason ($)		Termination due to Non- Renewal or Expiration of Term($)		Termination due to Death/ Disability ($)		Qualifying Termination in Connection with a Change in Control		Other Terminations
Keith B. Forman	Cash Severance	$1,000,000	(1)	$—		$—		$1,000,000	(2)	$—
	Value of Accelerated Stock Awards (3)	—		—		—		—	(4)	—
	Value of Accelerated Option Awards (5)	—		—		—		196,000	(6)	—
	Value of Healthcare Premiums	30,461	(7)	—		—		30,461	(7)	—
	Total	$1,030,461		$—		$—		$1,226,461		$—
Jeffrey R. Spain	Cash Severance	$145,673	(8)	$145,673	(8)	$—		$145,673	(8)	$—
	Value of Accelerated Stock Awards (3)	—		—		19,216	(9)	5,104	(10)	—
	Value of Accelerated Option Awards (5)	—		—		—		14,700	(11)	—
	Value of Accelerated Units (12)	—		—		19,907	(13)	19,907	(14)	—
	Value of Healthcare Premiums	10,154	(7)	10,154	(7)	—		10,154	(7)	—
	Total	$155,827		$155,827		$39,123		$195,538		$—
John H. Diesch	Cash Severance	$502,500	(15)	$335,000	(16)	$—		$480,725	(17)	$—
	Value of Accelerated Stock Awards (3)	—		—		—		—		—
	Value of Accelerated Units (12)	—		—		458,376	(18)	458,376	(19)	—
	Value of Healthcare Premiums	30,461	(7)	—		—		30,461	(7)	—
	Total	$532,961		$335,000		$458,376		$969,562	(20)	$—
Joseph V. Herold	Cash Severance	$—		$—		$—		$385,000	(21)	$—
	Value of Accelerated Stock Awards (3)	—		—		60,618	(22)	5,199	(23)	—
	Value of Accelerated Option Awards (5)	—		—		—		14,700	(24)	—
	Value of Accelerated Units (12)	—		—		45,591	(25)	45,591	(26)	—
	Value of Healthcare Premiums	—		—		—		—		—
	Total	$—		$—		$106,209		$450,490		$—
Colin M. Morris	Cash Severance	$472,500	(14)	$315,000	(15)	$—		$383,850	(16)	$—
	Value of Accelerated Stock Awards (3)	—		—		65,532	(27)	5,618	(28)	—
	Value of Accelerated Units (12)	—		—		49,279	(29)	49,279	(30)	—
	Value of Healthcare Premiums	10,391	(7)	—		—		10,391	(7)	—
	Total	$482,891		$315,000		$114,811		$449,138	(20)	$—

(1)	Represents two times Mr. Forman’s annual base salary, payable over the two-year period after his termination date.
(2)	Represents two times Mr. Forman’s annual base salary, payable in a lump sum upon termination.
(3)	Value of PSUs and RSUs determined by multiplying the number of accelerating PSUs and RSUs by the fair market value of Rentech’s common stock on December 31, 2015 ($3.52).
(4)

The 2014 PSUs held by Mr. Forman would be deemed attained based on actual performance as of the date of the change in control. The threshold level of performance criteria applicable to the 2014 PSUs had not been attained as of December 31, 2015, and, accordingly, none of the unvested 2014 PSUs would have vested on an accelerated basis.

(5)	Value of options determined by multiplying the fair market value of our common stock on December 31, 2015 ($3.52), less the applicable exercise price, by the number of accelerating options.
(6)

Represents the aggregate value of 400,000 unvested 2015 Options held by Mr. Forman that would have vested on an accelerated basis if Mr. Forman terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred within two years after a change in control.

(7)

Represents the cost of Company-paid continuation health benefits for eighteen months (or, for Mr. Spain, for six months), based on our estimated costs to provide such coverage. For purposes of continuation health benefits for Messrs. Forman, Diesch and Morris, a “qualifying termination in connection with a change in control” means a termination without cause or for good reason within three months before or two years after a change in control of us.

(8)	Represents half of executive’s annual base salary, payable over the six-month period after his termination date.
(9)

Represents the aggregate value of 1,450 unvested 2013 RSUs, and 4,009 unvested 2013 PSUs held by Mr. Spain that would have vested on an accelerated basis upon Mr. Spain’s termination due to death or disability on December 31, 2015. We have assumed for purposes of this calculation that we achieved target performance with respect to the 2013 PSUs on December 31, 2015.

RENTECH, INC.  ï  2016 Proxy Statement    33

PROXY ITEM 1 ELECTION OF DIRECTORS

(10)

Represents the aggregate value of 1,450 unvested 2013 RSUs that would have vested on an accelerated basis if Mr. Spain terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred within 60 days prior to or eighteen months after a change in control of us. The 2014 PSUs and 2013 PSUs would be deemed attained based on actual performance as of the date of the change in control. The threshold level of performance criteria applicable to the 2014 PSUs and 2013 PSUs had not been attained as of December 31, 2015, and, accordingly, none of the unvested 2014 PSUs and 2013 PSUs would have vested on an accelerated basis.

(11)

Represents the aggregate value of 30,000 unvested 2015 Options held by Mr. Spain that would have vested on an accelerated basis if Mr. Spain terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred either sixty days prior or within one year after a change in control.

(12)	Value of 2015 Phantom Units, 2014 Phantom Units and 2013 Phantom Units by multiplying the number of accelerating RNP units by the fair market value of RNP’s common unit on December 31, 2015 ($10.60).
(13)

Represents the aggregate value of 1,251 unvested 2014 Phantom Units and 627 unvested 2013 Phantom Units held by Mr. Spain that would have vested on an accelerated basis upon Mr. Spain’s termination due to death or disability on December 31, 2015.

(14)

Represents the aggregate value of 1,251 unvested 2014 Phantom Units and 627 unvested 2013 Phantom Units held by Mr. Spain that would have vested on an accelerated basis if Mr. Spain terminated employment without cause or for good reason on December 31, 2015, in either case, such termination occurred within 60 days prior to or within eighteen months after a change in control.

(15)	Represents the executive’s annual base salary, payable over the one-year period after his termination date, plus his target annual incentive bonus.
(16)	Represents the executive’s annual base salary, payable over the one-year period after his termination date.
(17)	Represents the executive’s annual base salary plus target bonus which equals the prior year’s bonus, payable in a lump sum upon termination.
(18)

Represents the aggregate value of 20,000 unvested 2015 Phantom Units, 15,495 unvested 2014 Phantom Units and 7,748 unvested 2013 Phantom Units held by Mr. Diesch that would have vested on an accelerated basis upon Mr. Diesch’s termination due to death or disability on December 31, 2015.

(19)

Represents the aggregate value of 20,000 unvested 2015 Phantom Units, 15,495 unvested 2014 Phantom Units and 7,748 unvested 2013 Phantom Units held by Mr. Diesch that would have vested on an accelerated basis if Mr. Diesch terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred within sixty days prior to or eighteen months after a change in control.

(20)

As of December 31, 2015, no excise taxes would have been imposed by Section 4999 of the Internal Revenue Code on the relevant payments and benefits, meaning that no gross-up obligations would have applied. Accordingly, no gross-up amounts are included in these figures.

(21)

Represents the executive’s annual base salary plus target bonus which equals 40% of executive’s annual salary, payable over the one-year period after his termination date (or, if his termination date precedes a change in control, over the one-year period after the change in control).

(22)

Represents the aggregate value of 1,477 unvested 2013 RSUs and 15,744 unvested 2013 PSUs held by Mr. Herold that would have vested on an accelerated basis upon Mr. Herold’s termination due to death or disability on December 31, 2015. We have assumed for purposes of this calculation that we achieved target performance with respect to the 2013 PSUs on December 31, 2015.

(23)

Represents the aggregate value of 1,477 unvested 2013 RSUs that would have vested on an accelerated basis if Mr. Herold terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred within 60 days prior to or eighteen months after a change in control of us. The 2014 PSUs and 2013 PSUs would be deemed attained based on actual performance as of the date of the change in control. The threshold level of performance criteria applicable to the 2014 PSUs and 2013 PSUs had not been attained as of December 31, 2015, and, accordingly, none of the unvested 2014 PSUs and 2013 PSUs would have vested on an accelerated basis.

(24)

Represents the aggregate value of 30,000 unvested 2015 Options held by Mr. Herold that would have vested on an accelerated basis if Mr. Herold terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred either sixty days prior or within one year after a change in control.

(25)

Represents the aggregate value of 2,867 unvested 2014 Phantom Units and 1,434 unvested 2013 Phantom Units held by Mr. Herold that would have vested on an accelerated basis upon Mr. Herold’s termination due to death or disability on December 31, 2015.

(26)

Represents the aggregate value of 2,867 unvested 2014 Phantom Units and 1,434 unvested 2013 Phantom Units held by Mr. Herold that would have vested on an accelerated basis if Mr. Herold terminated employment without cause or for good reason on December 31, 2015, in either case, such termination occurred within 60 days prior to or within eighteen months after a change in control.

(27)

Represents the aggregate value of 1,596 unvested 2013 RSUs and 17,021 unvested 2013 PSUs held by Mr. Morris that would have vested on an accelerated basis upon Mr. Morris’ termination due to death or disability on December 31, 2015. We have assumed for purposes of this calculation that we achieved target performance with respect to the 2013 PSUs on December 31, 2015.

(28)

Represents the aggregate value of 1,596 unvested 2013 RSUs that would have vested on an accelerated basis if Mr. Morris terminated employment without cause or for good reason on December 31, 2015 and, in either case, such termination occurred within 60 days prior to or eighteen months after a change in control of us. The 2014 PSUs and 2013 PSUs would be deemed attained based on actual performance as of the date of the change in control. The threshold level of performance criteria applicable to the 2014 PSUs and 2013 PSUs had not been attained as of December 31, 2015, and, accordingly, none of the unvested 2014 PSUs and 2013 PSUs would have vested on an accelerated basis.

(29)

Represents the aggregate value of 3,099 unvested 2014 Phantom Units and 1,550 unvested 2013 Phantom Units held by Mr. Morris that would have vested on an accelerated basis upon Mr. Morris’ termination due to death or disability on December 31, 2015.

(30)

Represents the aggregate value of 3,099 unvested 2014 Phantom Units and 1,550 unvested 2013 Phantom Units held by Mr. Morris that would have vested on an accelerated basis if Mr. Morris terminated employment without cause or for good reason on December 31, 2015, in either case, such termination occurred within 60 days prior to or within eighteen months after a change in control.

34    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Director Compensation

The following table sets forth compensation information with respect to our non-employee directors during 2015.

Name	Fees Earned	Stock Awards (1)(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael S. Burke	$32,500	$75,168	$—	$—	$—	$—	$107,668
General Wesley K. Clark	$23,750	$75,168	$—	$—	$—	$—	$98,918
Patrick Fleury (4) (5)	$—	$—	$—	$—	$—	$—	$—
Patrick J. Moore (4) (5)	$—	$—	$—	$—	$—	$—	$—
Douglas I. Ostrover (4) (5)	$—	$—	$—	$—	$—	$—	$—
Ronald M. Sega	$25,000	$75,168	$—	$—	$—	$—	$100,168
Edward M. Stern	$35,000	$75,168	$—	$—	$—	$—	$110,168
Halbert S. Washburn	$40,000	$75,168	$—	$—	$—	$—	$115,168
John A. Williams	$26,250	$75,168	$—	$—	$—	$—	$101,418

(1)

Amounts reflect the full grant-date fair value of the 2015 stock grants and 2015 restricted stock unit awards, calculated in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all awards made to non-employee directors in Note 20 to our consolidated financial statements in Part II—Item 8 “Financial Statements and Supplementary Data” to this Annual Report.

(2)	The number of RSUs held by each of Messrs. Burke, Clark, Sega, Stern, Washburn and Williams as of December 31, 2015 was 2,160.
(3)	The options held by Messrs. Burke, Sega, Stern, Washburn and Williams as of December 31, 2015 covered 2,849, 2,849, 2,150, 2,849 and 2,849 shares, respectively.
(4)	Messrs. Fleury, Moore and Ostrover elected not to be compensated for their participation on the board of Rentech.
(5)	Mr. Moore ceased to serve on the Board in April 2015, Mr. Ostrover in August 2015 and Mr. Fleury in April 2016.

Directors who are our employees do not receive additional compensation for their services on the Board. Mr. Rendino joined the Board in 2016 so he received no compensation from us in 2015.

Director Compensation Program

For the first six months of 2015, non-employee directors received no cash compensation for their services on our Board; instead pursuant to Rentech’s director compensation program, all annual retainer fees and committee fees were paid to our non-employee directors in the form of restricted stock or deferred stock units. For the second six months of 2015, the non-employee directors received a mix of equity awards and cash retainers for their service.

Under the current director compensation program, each non-employee director serving immediately following our annual meeting of shareholders is granted a number of shares of our fully vested common stock obtained by dividing $50,000 by the fair market value of our common stock on the date of grant, rounded up to the nearest 10 shares.

Each director also receives annual cash retainers for chairing or participating on committees of our Board and for service as a member of our Board during the applicable year (pro-rated for any partial year), as follows:

Board Service
Annual Retainer:	$40,000
Chairman of the Board Additional Annual Retainer:	$25,000
Committee Service
Audit Committee:
Chair Annual Fee:	$17,500
Committee Member (Non-Chair) Fee:	$7,500
Compensation Committee:
Chair Annual Fee:	$17,500
Committee Member (Non-Chair) Fee:	$7,500
Finance Committee:
Committee Member Fee:	$7,500
Nominating Committee:
Chair Annual Fee:	$10,000
Committee Member (Non-Chair) Fee:	$5,000

RENTECH, INC.  ï  2016 Proxy Statement    35

PROXY ITEM 1 ELECTION OF DIRECTORS

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in their capacity as directors. No additional fees are paid to directors for attendance at our Board or committee meetings.

Compensation Committee Interlocks and Insider Participation

During 2015, the following individuals served as members of the Compensation Committee: Michael S. Burke, Edward M. Stern, and Halbert S. Washburn. None of these individuals has ever served as our officer or employee or an officer or employee of any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee of another entity at which an executive officer of such entity is also one of our directors.

Compensation Risk Assessment

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. In reaching our conclusion, we considered the following elements of our compensation plans and policies:

•	The mix of fixed (base salary) and variable (cash annual incentive and equity) compensation, including short-term (cash annual incentive) and long-term (equity) incentives, reduces the significance of any one particular compensation component;

•	The mix of various types of equity awards which have different vesting provisions that are based on a variety of factors including stock performance, accomplishment of commercial milestones and time vesting, so that no single event drives long-term compensation;

•	The fact that all of our equity awards vest over time (in addition to performance vesting in some circumstances), typically three years, encouraging a long-term view by recipients;

•	The fact that the Compensation Committee oversees our equity plans and incentive based bonus awards and has the discretion to reduce or eliminate bonuses based on performance;

•	Our formal performance evaluation approach based on quantitative and qualitative performance is used company-wide setting cash and equity incentives;

•	We have adopted a clawback policy pursuant to which, in the event of an accounting restatement due to material non-
compliance with any financial reporting requirements under the securities law, we will be entitled (but not required) to recoup from executive officers all cash bonuses and all contingent equity that would not have been paid if financial performance had been measured in accordance with the restated financials. This policy only applies to incentives paid or granted, as applicable, (i) within three years of the date that the accounting restatement is required and (ii) on or after January 1, 2013; and

•	We have adopted stock ownership guidelines for our executives officers and non-employee directors, pursuant to which they must accumulate and hold equity of the Company valued at three times (3x) (or six times (6x) in the case of our Chief Executive Officer) their annual base salary (with respect to our executive officers) or their annual cash retainer (with respect to our non-employee directors) within the earlier of (i) five years after the adoption of these guidelines or (ii) five years after becoming an executive officer of the Company (with respect to our executive officers) or five years after joining our Board (with respect to our non-employee directors). If, after the five year period set forth above, an individual fails to satisfy the above ownership requirements, then he or she will be required to retain 100% of any of our shares acquired through stock option exercise or vesting of any performance stock units, restricted stock units and restricted stock awards (net of shares sold or withheld to satisfy taxes and, in the case of stock options, the exercise price) until such time that he or she meets the ownership requirements.

Audit Committee and Audit Committee Financial Expert

Our Board has a standing Audit Committee. Our Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of the SEC and NASDAQ.

The charter of the Audit Committee is available on the Corporate Governance section of our website at http://www.rentechinc.com. Our Board regularly reviews developments in corporate governance and modifies the charter as warranted. Modifications are reflected on our website at the address referenced above. Information contained on our website is not incorporated into and does not constitute a part of this Annual Report on Form-10-K. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to the website.

36    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

The Audit Committee has been delegated responsibility for reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors’ fees; and recommending the engagement of the auditors to our full Board.

The Audit Committee consists of Mr. Burke, Mr. Clark and Mr. Williams. Our Board has determined that Mr. Burke, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2015 and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting. The committee has also discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed under PCAOB standards. PricewaterhouseCoopers LLP has provided to the committee the written disclosures and the PCAOB-required letter regarding its communications with the Audit Committee concerning independence, and the committee has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to Rentech and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based on these reviews and discussions, the committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in our Annual Report.

The reports and opinions of PricewaterhouseCoopers LLP are filed separately in our Annual Report, filed with the SEC on March 15, 2016, and they should be read in conjunction with the information contained in this section of the Proxy Statement and the review of the audited financial statements.

AUDIT COMMITTEE

Michael S. Burke, Chairman

Wesley K. Clark

John A. Williams

In accordance with the rules and regulations of the SEC, neither the report of the Audit Committee nor the report of the Compensation Committee appearing in this Proxy Statement will be deemed to be soliciting material or to be filed with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, or the Securities Act, or any filing under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

Nominating and Corporate Governance Committee and Shareholder Communications

The Nominating and Corporate Governance Committee currently consists of Mr. Sega, Mr. Stern and Mr. Williams. The Nominating and Corporate Governance Committee’s primary duties include making recommendations to the Board regarding composition of the Board, recruitment of new directors, and performance of the Board. The committee’s policy is to identify and consider candidates for election as directors, including candidates recommended by our security holders. To submit recommendations to the Board with suggestions for election, or to send communications to the Board about other corporate matters, security holders may write to the Chairman of the Board or to any one or more individual directors at our address given on the first page of this Proxy Statement.

In considering suggestions for nominations, the committee will review the composition of the Board in relation to our efforts to maintain effective corporate governance practices. The committee will consider our business plan, the perspective of

RENTECH, INC.  ï  2016 Proxy Statement    37

PROXY ITEM 1 ELECTION OF DIRECTORS

its security holders, and applicable regulations regarding the duties and qualifications of directors. In consultation with the Chairman of the Board, the committee will evaluate candidates against the qualifications that the committee expects to develop, conduct appropriate verifications of the background of candidates, interview selected candidates, identify potential conflicts of interest, and present the candidates who have been suggested to the full Board, with the committee’s recommendations for nominations.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business. When considering a potential director candidate, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s experience and qualifications. The Nominating and Corporate Governance Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.

The Nominating and Corporate Governance Committee will consider shareholder recommendations of candidates on the same basis as it considers all other candidates. To be considered by the Nominating and Corporate Governance Committee, suggestions by security holders must be submitted before our fiscal year-end, and must be accompanied by a description of the qualifications of the proposed candidate and a written statement by the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. The committee may require that the proposed nominee furnish other information as it may reasonably request to assist in determining the qualifications of the proposed nominee to serve as a director. This restriction on eligibility is removed after the action or proceeding is finally resolved.

The Nominating and Corporate Governance Committee requires all candidates to complete a prospective director questionnaire, provide a current curriculum vitae, and satisfy a credit and background check. In addition, the committee will conduct telephone and in-person meetings with all candidates. Factors the committee considers vital for all candidates include industry experience, management experience and public company experience.

Transactions with Related Persons

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all related party transactions. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction on a case by case basis.

In connection with RNP entering into the Agreement and Plan of Merger on August 9, 2015 with respect to the Merger, we entered into a Waiver and Amendment of Certain Loan and Equity Documents, dated as of August 9, 2015, with certain funds managed by or affiliated with GSO Capital (the “GSO Funds”), or the Waiver, which contemplated amendments to our credit agreement and related guaranty with the GSO Funds, and entering into an exchange and discharge agreement with the GSO Funds regarding the Series E Convertible Preferred Stock, par value $10.00 per share (the “Preferred Shares”), of the Company held by the GSO Funds. The Waiver was subsequently amended on March 11, 2016. In connection with the completion of the Merger on April 1, 2016 and pursuant to the Waiver, we entered into the Second Amended and Restated Term Loan Credit Agreement (the “Credit Agreement”), the Second Amended and Restated Guaranty Agreement and the Preferred Equity Exchange and

Discharge Agreement with the GSO Funds (the “GSO Documents”). Pursuant to the terms of the GSO Documents, we (a) acquired and cancelled all 100,000 Preferred Shares held by the GSO Funds in exchange for (i) approximately 11.6 million common units of CVR (“CVR Common Units”) issued to us in consideration for the Merger, (ii) $10.0 million in cash and (iii) the payment of all unpaid accrued and accumulated dividends on the Preferred Shares through April 1, 2016, and (b) repaid approximately $42 million of term debt under the Credit Agreement in exchange for approximately 5.4 million CVR Common Units. The Credit Agreement consists of a $53,250,000 term loan facility, which matures on April 9, 2019 and is secured by 7,179,996 CVR Common Units owned by us. For further information regarding the Waiver, please see our Current Report on Form 8-K filed on August 13, 2015. For further information regarding the amendment to the Waiver on March 11, 2016, please see our Current Report on Form 8-K filed on March 14, 2016. For further information regarding the GSO Documents entered into on April 1, 2016, please see our Current Report on Form 8-K filed on April 7, 2016.

These transactions were approved by our Board, including all of the members of the Audit Committee, with Mr. Fleury abstaining from the approval.

38    RENTECH, INC.  ï  2016 Proxy Statement

PROXY ITEM 1 ELECTION OF DIRECTORS

Code of Ethics

Rentech has adopted a Code of Business Conduct or Ethics that applies to Rentech’s directors, officers and employees. This code includes a special section entitled “Business Conduct and Ethics for Senior Financial Officers” which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code of Business Conduct or Ethics was filed as an exhibit to Rentech’s annual report on Form 10-K for the fiscal year ended September 30, 2008 and is available on the Corporate Governance Section of our website at www.rentechinc.com. We intend to disclose any amendment to or waiver of our Code of Business Conduct or Ethics either on our website or by filing a Current Report on Form 8-K. Our website address referenced above is not intended to be an active hyperlink, and the contents of our website shall not be deemed to be incorporated herein.

Independent Certified Public Accountants

The Board has selected PricewaterhouseCoopers LLP as our independent certified public accountants for the fiscal year ending December 31, 2015. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in us nor any connection with us in any capacity otherwise than as independent accountants.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders to answer appropriate questions and will be afforded an opportunity to make a statement regarding the financial statements.

Principal Accountant Fees and Services

The following table presents fees billed and expected to be billed for audit fees, audit-related fees, tax fees and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014.

	For the Years Ended December 31,
	2015	2014
Audit Fees (1)	$2,845,290	$2,418,600
Audit-Related Fees (2)	—	41,000
Tax Fees (3)	297,000	497,800
All Other Fees	—	—
Total	$3,142,290	$2,957,400

(1)

Represents the aggregate fees billed and expected to be billed for professional services rendered for the audit of Rentech’s and RNP’s consolidated financial statements for the years ended December 31, 2015 and 2014, and for the audit of Rentech’s and RNP’s internal control over financial reporting and reviews of the financial statements included in Rentech’s and RNP’s quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters, consents issued in connection with Securities Act filings, and consultations on financial accounting and reporting standards arising during the course of the audit for the years ended December 31, 2015 and 2014.

(2)

Represents fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Rentech’s consolidated financial statements, and are not reported as Audit Fees.

(3)

Represents the aggregate fees billed and expected to be billed for Rentech’s 2015 and 2014 tax return and tax consultation regarding various issues including property and sales tax issues, and research and development credits.

The Audit Committee is required to pre-approve all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act of 2002) to be provided by our independent registered public accounting firm. Non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee pre-approved all fees incurred in the years ended December 31, 2015 and 2014.

RENTECH, INC.  ï  2016 Proxy Statement    39

PROXY ITEM 2 AUDITOR RATIFICATION PROPOSAL

AUDITOR RATIFICATION PROPOSAL

(Proxy Item 2)

Proposal

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016, and the Board has directed that management submit the selection of PricewaterhouseCoopers LLP for ratification by the shareholders at the annual meeting of shareholders. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended September 30, 2009. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain PricewaterhouseCoopers LLP in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

Vote Required

Proposal 2 will be approved if a majority of those shares present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal. Any abstentions will count as votes against this proposal. You may vote “FOR” or “AGAINST” or abstain from voting.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE COOPERS LLP AS RENTECH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

40    RENTECH, INC.  ï  2016 Proxy Statement

OTHER BUSINESS

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting. If any other business items not mentioned in this Proxy Statement are properly brought before the Annual Meeting, the individuals named in the enclosed form of proxy intend to vote such proxy in accordance with the Board’s recommendation on those matters.

ALL SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Colin M. Morris

Secretary

April 28, 2016

RENTECH, INC.  ï  2016 Proxy Statement    41

IMPORTANT INFORMATION CONCERNING THE RENTECH ANNUAL MEETING

Check-in begins: 7:30 am EDT	Meeting begins: 8:30 am EDT

•	Our shareholders, including joint holders, as of the close of business on April 26, 2016, the record date for the annual meeting, are entitled to attend the annual meeting on June 17, 2016.

•	All shareholders and their proxies should be prepared to present photo identification for admission to the meeting

•	If you are a registered shareholder, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership.

•	If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 26, 2016, the record date for voting.

•	Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on April 26, 2016.

•	Failure to present identification or otherwise comply with the above procedures will result in exclusion from the meeting.

•	Meeting attendees will not be permitted to bring cameras, mobile phones, recording equipment, electronic devices or large bags, briefcases or packages to the meeting.

•	During the Annual Meeting the Secretary will report on the matters set forth in the Notice of the Meeting and remarks about the Company will be provided by the management. Shareholders will have the opportunity to submit questions in writing to management up through the conclusion of the management presentation.

•	Please allow ample time for check-in.

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

| | | | | |

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

____ ____ ____ ____ ____ ____

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	Edward M. Stern 02 John A. Williams
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of selection of independent registered public accounting firm.							☐	☐	☐

NOTE: Your proxy will be voted as specified by you, or, if no choice is specified, will be voted according to the recommendations of the Board of Directors indicated above and in accordance with the Board of Director’s recommendations for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized person.

SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Ticket for Admission to
2016 Rentech Annual Shareholders Meeting

Time: 8:30 am EDT, June 17, 2016

Place: Grand Hyatt Washington, 1000 H Street NW, Washington, DC

Admission: This ticket will admit shareholder. Ticket for one guest can be requested upon admission to the annual meeting. Valid admission ticket and government issued picture identification required to enter meeting.

Detach along perforated lines and retain ticket for admission to Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Combo is/are available at www.proxyvote.com

PROXY Rentech, Inc. PROXY Annual Meeting of Shareholders - June 17, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Rentech, Inc., a Colorado corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 28, 2016, and hereby appoint(s) Colin M. Morris, Keith B. Forman, and Jeffrey R. Spain, and each of them, proxy and attorney-in-fact, with full of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of Rentech, Inc., to be held at the Grand Hyatt Washington, 1000 H Street NW, Washington, DC on June 17, 2016 at 8:30 am EDT and at any adjournment or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the recommendations of the Board of Directors indicated on the reverse side, and according to the discretion of the persons appointed above (in accordance with the Board of Director’s recommendations) for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY AND VOTE BY ONE OF THE METHODS DESCRIBED ON THE REVERSE SIDE.

(Continued, and to be signed and dated on reverse side)